UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SHUTTERSTOCK, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Shutterstock, Inc.
350 Fifth Avenue, 21st Floor
New York, New York 10118

April 24, 2020
Dear Stockholder:

We are pleased to invite you to attend our 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) to be held on Thursday, June 4, 2020 at 10:00 a.m. Eastern Time. The 2020 Annual Meeting will be a virtual stockholder meeting, conducted via live webcast, due to the ongoing public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of our employees, stockholders and partners.

You will be able to attend the 2020 Annual Meeting online and submit your questions during the meeting. In order to attend the 2020 Annual Meeting, you must register at www.viewproxy.com/shutterstock/2020 by 11:59 p.m. Eastern Time on June 1, 2020. On the day of the 2020 Annual Meeting, if you have properly registered, you may enter the meeting at http://www.viewproxy.com/shutterstock/2020/VM/ by logging in using the password you received via e-mail in your registration confirmation. You will also be able to vote your shares electronically at the 2020 Annual Meeting. Please note that you will not be able to attend the 2020 Annual Meeting in person.

We are pleased to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, on or about April 24, 2020, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our stockholders instead of a paper copy of this proxy statement and our 2019 Annual Report to Stockholders (the “2019 Annual Report”). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to receive a paper copy of our proxy materials by mail. If you received our proxy materials by mail, the Notice, proxy statement, 2019 Annual Report and proxy card were enclosed. Continuing to employ this distribution process conserves natural resources and reduces the costs of printing and distributing our proxy materials. We encourage you to read our 2019 Annual Report, as it includes our audited financial statements and provides important information about our business.

Details regarding the business to be conducted at the 2020 Annual Meeting are described in this proxy statement and in the Notice.

Your vote is important. Whether or not you plan to attend the 2020 Annual Meeting via live webcast, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or, if you requested to receive or received printed proxy materials, by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in this proxy statement, the accompanying proxy card, or the Notice you received in the mail. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the 2020 Annual Meeting regardless of whether you attend 2020 Annual Meeting.

Thank you for your ongoing support of, and continued interest in, Shutterstock.

Sincerely,

Jonathan Oringer Founder and Executive Chairman

SHUTTERSTOCK, INC.
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m. Eastern Time, on Thursday, June 4, 2020.

Place:	Via live webcast at: www.viewproxy.com/virtualmeetings/sstk You will not be able to attend the 2020 Annual Meeting in person.

Admission:
To participate, vote or submit questions during the 2020 Annual Meeting, conducted via live webcast, you must register at www.viewproxy.com/shutterstock/2020 by 11:59 p.m. Eastern Time on June 1, 2020. On the day of the 2020 Annual Meeting, if you have properly registered, you may enter the meeting at http://www.viewproxy.com/shutterstock/2020/VM/ by logging in using the password you received via e-mail in your registration confirmation. Please have your Virtual Control Number (included in your Notice of Internet Availability of Proxy Materials) available if you wish to vote your shares during the 2020 Annual Meeting. The 2020 Annual Meeting will begin promptly at 10:00 a.m. Eastern Time and will open for entry at 9:45 a.m. Eastern Time.

Items of Business:
-To elect the Class II director nominees named in this proxy statement for a term expiring at the 2023 Annual Meeting of Stockholders;
-To cast a non-binding advisory vote to approve named executive officer compensation (“say-on-pay”);
-To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
-To transact such other business as may properly come before the 2020 Annual Meeting or any adjournments or postponements thereof.

Record Date:	You are entitled to vote only if you were a Shutterstock, Inc. stockholder as of April 17, 2020.

Voting:
Your vote is important. Whether or not you plan to attend the 2020 Annual Meeting via live webcast, we encourage you to read this proxy statement and submit your voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Questions and Answers About the Proxy Materials and the 2020 Annual Meeting” beginning on page 2 of this proxy statement and, if you requested to receive or received printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

Heidi Garfield Senior Vice President, General Counsel and Corporate Secretary

New York, New York
April 24, 2020

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting to Be Held on June 4, 2020.
Our Proxy Statement and 2019 Annual Report to Stockholders are available at http://www.viewproxy.com/shutterstock/2020

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2020 ANNUAL MEETING
Proxy Materials

1.	Why am I receiving these materials?
The Board of Directors (the “Board”) of Shutterstock, Inc. (“Shutterstock” or the “Company”) is providing these proxy materials to you on the Internet, or, upon your request, has delivered printed or emailed electronic proxy materials to you, in connection with the solicitation of proxies for use at the 2020 Annual Meeting of Stockholders to be held on Thursday, June 4, 2020 at 10:00 a.m. Eastern Time (the “2020 Annual Meeting”). As a stockholder of record, you are invited to attend the 2020 Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and that is designed to assist you in voting your shares.

2.	What is included in the proxy materials?
The proxy materials include:

•	our proxy statement for the 2020 Annual Meeting;

•	our 2019 Annual Report to Stockholders (the “2019 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•	the proxy card or a voting instruction form for the 2020 Annual Meeting.

3.	What information is included in the proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the 2020 Annual Meeting, the voting process, our Board and Board committees, the compensation of directors and certain executive officers, corporate governance matters, and certain other required information.

4.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2019 Annual Report, to our stockholders electronically via the Internet instead of mailing printed copies. Unless a stockholder previously requested paper delivery of communications from us, a stockholder will receive a Notice of Internet Availability of Proxy Materials instructing the stockholder as to how to access and review all of the proxy materials on the Internet.

5.	How can I access the proxy materials over the Internet?
The Notice of Internet Availability of Proxy Materials, proxy card and voting instruction form contain instructions on how to view our proxy materials for the 2020 Annual Meeting on the Internet and vote your shares. The proxy statement and 2019 Annual Report, as well as other financial information, are also available on our Investor Relations website at: investor.shutterstock.com.
Our proxy materials are also available for viewing at www.viewproxy.com/shutterstock/2020.

6.	What is householding?
The SEC permits us to deliver a single copy of the Notice of Internet Availability of Proxy Materials, and if applicable, the proxy statement and 2019 Annual Report, to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. Each stockholder will continue to receive a separate proxy card. By “householding” we can reduce printing costs, mailing costs and fees.
If you are a stockholder of record and wish to receive a separate Notice of Internet Availability of Proxy Materials or the proxy statement and 2019 Annual Report, or if your household is receiving multiple sets of these documents and would prefer to receive only one set, please contact our Corporate Secretary at the address or telephone number set forth below. Stockholders owning their shares through a bank, broker, or other nominee may request to discontinue or begin householding by contacting their bank, broker or nominee. You can also request additional copies or notify us that you no longer wish to participate in householding by sending a written request to the Corporate Secretary, Shutterstock, Inc., 350 Fifth Avenue, 21st Floor, New York, New York 10118, or by calling the Corporate Secretary at 646-710-3417.
Voting Information

7.	What proposals am I voting on at the 2020 Annual Meeting?
You are voting on three proposals at the 2020 Annual Meeting:

•
Proposal One: Election of each of Deirdre Bigley and Jeffrey Epstein to the Board, each to serve as a Class II director for a three-year term ending at the 2023 Annual Meeting of Stockholders or until such director’s successor has been duly elected or appointed and qualified, or until such director’s earlier resignation or removal;

•	Proposal Two: Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and

•	Proposal Three: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
We will also consider other business that properly comes before the 2020 Annual Meeting.

8.	How does the Board recommend I vote on the proposals?
The Board recommends that you vote your shares:

•
FOR the election of each of Deirdre Bigley and Jeffrey Epstein to the Board, each to serve as a Class II director for a three-year term ending at the 2023 Annual Meeting of Stockholders or until such director’s successor has been duly elected or appointed and qualified, or until such director’s earlier resignation or removal;

•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted as recommended by the Board for each proposal. If any other matter properly comes before the 2020 Annual Meeting, the proxy holders will vote on that matter in their discretion.

9.	Who is entitled to vote at the 2020 Annual Meeting?
The record date for the 2020 Annual Meeting is April 17, 2020 (the “Record Date”). Stockholders of record and beneficial owners as of that date are entitled to vote at the 2020 Annual Meeting. You are considered a stockholder of record if you hold shares of our common stock, $0.01 par value per share (“Common Stock”) in your name in an account with our stock transfer agent, American Stock Transfer & Trust Company (“AST”). You are a beneficial owner and your shares are considered to be held in “street name” if you hold Common Stock indirectly through a broker, bank or other nominee.
On the Record Date, we had 35,601,609 shares of Common Stock outstanding. A list of stockholders as of that date will be available for inspection at the 2020 Annual Meeting, electronically by visiting www.viewproxy.com/shutterstock/2020 during the 2020 Annual Meeting and during ordinary business hours at our principal executive offices located at 350 Fifth Avenue, 21st Floor, New York, New York 10118 for ten days before the 2020 Annual Meeting.

10.	How do I vote my shares?
You can vote your shares:

•
By Internet: You can vote electronically in accordance with the instructions on your proxy card or, if you are a beneficial owner, in accordance with any electronic voting instructions provided to you by the record holder, as applicable.

•
By Telephone: If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by calling 1-888-804-9616 and following the instructions on your proxy card or, if you are a beneficial owner, in accordance any telephonic voting instructions provided to you by the record holder, as applicable.

•
By Proxy Card: If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by completing and returning your signed proxy card in the postage-paid envelope. If you vote by telephone or Internet, you should not return your proxy card unless you wish to change your vote.

•
During the Annual Meeting: Instructions on how to vote while participating in our 2020 Annual Meeting live via webcast are posted on www.viewproxy.com/shutterstock/2020 under Frequently Asked Questions (FAQ). Beneficial owners of shares held in "street name" may not vote during the 2020 Annual Meeting without prior registration and submission of a legal proxy from the bank, broker or other agent. All stockholders must register in advance of the 2020 Annual Meeting at www.viewproxy.com/shutterstock/2020 and beneficial owners of shares held in "street name" will be assigned a Virtual Control Number to gain access to the 2020 Annual Meeting and to vote their shares.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 3, 2020.

11.	How many votes am I entitled to per share?
Each holder of Common Stock is entitled to one vote on all matters to come before the 2020 Annual Meeting for each share held as of the Record Date.

12.	Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the 2020 Annual Meeting. If you are a stockholder of record, you may change your vote and grant a new proxy bearing a later date by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote by telephone or via the Internet (only your last telephone or Internet vote will be counted) by 11:59 p.m. Eastern Time on June 3, 2020;

•	participating in the 2020 Annual Meeting and voting again by telephone or via the Internet; or

•
sending a written notice of revocation to our Corporate Secretary at Shutterstock, Inc., Attn: Corporate Secretary, 350 Fifth Avenue, 21st Floor, New York, New York 10118 prior to the 2018 Annual Meeting.

13.	Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Shutterstock or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

14.	How many shares must be represented to conduct business at the 2020 Annual Meeting?
The quorum requirement for holding the 2020 Annual Meeting and transacting business is that holders of a majority of the issued and outstanding stock entitled to vote as of the Record Date must be present at the 2020 Annual Meeting or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. As of the Record Date, we had 35,601,609 shares of Common Stock outstanding.

15.	What is a “broker non-vote”?
If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the 2020 Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
In tabulating the voting result for any particular proposal, shares that constitute “broker non-votes” will not be counted for purposes of determining whether the proposal is approved. Thus, “broker non-votes” will not affect the outcome of any matter being voted on at the 2020 Annual Meeting.

16.	How are my votes counted?
In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In tabulating voting results for the election of directors, only “FOR” or “WITHHELD” votes are counted. Neither abstentions nor “broker non-votes” will have any effect on the outcome of the voting with respect to the election of directors.
For the other items of business to be brought before the 2020 Annual Meeting, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN” in any of the other items of business to be brought before the 2020 Annual Meeting, the abstention has the same effect as a vote “AGAINST.”
If you provide specific instructions with regard to certain items, your shares will be voted in accordance with your instructions on such items. If you are a record holder and no instructions are indicated, the shares will be voted as recommended by the Board. If you hold shares beneficially in “street name” and you do not provide specific instructions on certain items, then your shares will be counted as “broker non-votes” on non-routine matters and will be voted in accordance with the broker instructions for routine matters in the broker’s discretion.

17.	What is the voting requirement to approve each of the proposals?
In the election of directors, our amended and restated bylaws (the “Bylaws”) provide for the election of directors by a plurality of the votes cast. This means that the individuals nominated for election to the Board who receive the highest number of “FOR” votes will be elected. Broker non-votes and withheld votes are not considered votes cast for or against the nominee under a plurality voting standard.
The approval of the remaining two proposals described below require the affirmative “FOR” votes of the holders of the majority of shares of Common Stock represented by proxy or by attending the meeting at the 2020 Annual Meeting and entitled to vote thereon:

•	advisory vote to approve the compensation of our named executive officers; and

•	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

18.	What happens if a director receives a plurality, but not a majority, of votes cast at the 2020 Annual Meeting?
In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “FOR” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is deemed elected.
However, under our director resignation policy, any nominee for director who, in an uncontested election, has more votes “WITHHELD” than “FOR” his or her election is expected to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and subsequently by the Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Corporate Governance” link on our Investor Relations page at investor.shutterstock.com.

19.	What happens if additional matters are presented at the 2020 Annual Meeting?
Our Board does not intend to present any business at the 2020 Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the 2020 Annual Meeting, the persons named as proxy holders, Jarrod Yahes and Heidi Garfield, will act on such matters in their discretion as permitted.

20.	How is the Company soliciting proxies for the 2020 Annual Meeting?
The Board is sending you this proxy statement in connection with the Board’s solicitation of proxies for use at the 2020 Annual Meeting. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, we have retained Alliance Advisors, L.L.C. (“Alliance”) to assist us with the distribution of proxy materials and vote solicitation.

Shutterstock will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. Upon request, we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to beneficial owners in accordance with applicable rules.
Pursuant to our agreement with Alliance, we will pay Alliance approximately $8,000 plus expenses for the solicitation services being provided in connection with the 2020 Annual Meeting.

21.	Where can I find the voting results of the 2020 Annual Meeting?
We will announce preliminary voting results at the 2020 Annual Meeting and publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2020 Annual Meeting.
Attending the 2020 Annual Meeting

22.	How do I attend the 2020 Annual Meeting?
We will be hosting the 2020 Annual Meeting entirely online due to the ongoing public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of our employees, stockholders and partners. You will not be able to attend the meeting in person. In order to listen to and participate in the 2020 Annual Meeting, you must register at www.viewproxy.com/shutterstock/2020 by 11:59 p.m. Eastern Time on June 1, 2020. On the day of the 2020 Annual Meeting, if you have properly registered, you may enter the meeting at http://www.viewproxy.com/Shutterstock/2020/VM by logging in using the password you received via e-mail in your registration confirmation. The webcast will start at 10:00 a.m. Eastern Time on June 5, 2020. Stockholders may vote and submit questions while connected to the 2020 Annual Meeting on the Internet.

23.	What do I need in order to participate in the 2020 Annual Meeting online?
In order to participate in the 2020 Annual Meeting live via the Internet, you must register at www.viewproxy.com/shutterstock2020 by 11:59 p.m. Eastern Time on June 1, 2020. If you are a registered holder, you must register using the Virtual Control Number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a Virtual Control Number in order to vote your shares during the 2020 Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2020 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.viewproxy.com/shutterstock/2020.

24.	What if during the check-in time or during the 2020 Annual Meeting I have technical difficulties or trouble accessing the webcast?
We will have technicians ready to assist you with any technical difficulties you may have accessing the webcast. Please be sure to check in by 9:45 a.m. Eastern Time on June 4, 2020, the day of the 2020 Annual Meeting, so we may address any technical difficulties before the meeting begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937. The platform we are using for the meeting will require a software installation or the ability to run a temporary application in order for you to join the meeting.  Please test the system on your computer prior to the meeting date by visiting http://www.viewproxy.com/shutterstock/2020/VM and following the on-screen instructions.

Additional Information

25.	What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 28, 2020. If we hold our 2021 Annual Meeting of Stockholders more than 30 days before or after June 4, 2021 (the one-year anniversary of our 2020 Annual Meeting), then notice of a stockholder proposal must be received not later than the 90th day prior to the 2021 Annual Meeting of Stockholders or the 10th day following the date on which public announcement of the date of the 2021 Annual Meeting of Stockholders is first made by Shutterstock. We will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.
Stockholder proposals must also otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals can be addressed to Shutterstock, Inc., Attn: Corporate Secretary, 350 Fifth Avenue, 21st Floor, New York, New York 10118.
Our Bylaws also establish advance notice procedures for certain matters, including for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement or for stockholders who wish to nominate individuals for election to the Board. To be timely for our 2021 Annual Meeting of Stockholders, our Corporate Secretary must receive written notice at our principal executive offices:

•	not earlier than the close of business on February 4, 2021, and

•	not later than the close of business on March 6, 2021.
Stockholders must also comply with certain other applicable requirements contained in our Bylaws. With regards to nominations for director at our 2021 Annual Meeting of Stockholders, the notice must include all information about the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the nomination is made and their affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our Bylaws. The notice must also include certain additional information about and representations by the stockholder and/or the beneficial owner, all as detailed in our Bylaws.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our Bylaws and applicable laws.

26.	How may I communicate with the Board?
Stockholders and other interested parties may communicate directly with the Board, with any director, including our Presiding Director, or with the independent directors as a group or any other group of directors by writing to our Corporate Secretary at Shutterstock, Inc., 350 Fifth Avenue, 21st Floor, New York, New York 10118, with a request to forward the communication to the intended recipient or recipients. Messages received with such a request will be forwarded to the appropriate director or directors.

27.	Where can I obtain corporate governance materials?
Our corporate governance materials are posted on our Investor Relations website (investor.shutterstock.com) under the link for “Corporate Governance.” In addition, stockholders may obtain paper copies of our corporate governance materials by sending a written request to Shutterstock, Inc., Attn: Corporate Secretary, 350 Fifth Avenue, 21st Floor, New York, New York 10118.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors and Executive Officers
The names of our directors and executive officers and their ages, positions and biographies as of April 24, 2020 are set forth below. Our executive officers are appointed by, and serve at the discretion of our Board. There are no family relationships among our directors or executive officers.

Name	Age	Position
Jonathan Oringer	45	Founder and Executive Chairman of the Board
Deirdre Bigley	55	Director (Nominee for election at the 2020 Annual Meeting)
Rachna Bhasin	47	Director
Jeff Epstein	63	Director (Nominee for election at the 2020 Annual Meeting)
Thomas R. Evans	65	Director
Paul J. Hennessy	55	Director
Stan Pavlovsky	48	Director and Chief Executive Officer
Jarrod Yahes	45	Chief Financial Officer
Avi Muchnick	41	Chief Product Officer
Peter Silvio	42	Chief Technology Officer
Jonathan Oringer has served as our Executive Chairman of the Board since April 2020. Prior to assuming the role of Executive Chairman, Mr. Oringer served as Chief Executive Officer since the founding the Company in 2003. Prior to founding Shutterstock, Mr. Oringer served as a director of several private companies. Mr. Oringer has served on the Columbia Engineering Board of Visitors since 2019 and the Board of Directors for the Partnership for New York, a nonprofit organization, since 2013. Mr. Oringer holds a B.S. in computer science and mathematics from State University of New York at Stony Brook and an M.S. in computer science from Columbia University.
Deirdre Bigley has served as a member of our Board since May 2016. Since September 2009, Ms. Bigley has served as Chief Marketing Officer of Bloomberg, L.P., a global business and financial information and news leader. Prior to joining Bloomberg, L.P., Ms. Bigley spent thirteen years at International Business Machines Corporation (IBM), serving in several capacities, including serving in her final years as Vice President of Worldwide Advertising and Interactive and Vice President of Worldwide Brand. Ms. Bigley has served on the Board of Directors of Wix.com, Inc., a cloud based development platform, since November 2017. Ms. Bigley also currently serves as a member of the Board of Directors of Slice, an online pizza ordering platform, and MAKERS, a media brand accelerating the women’s movement. Ms. Bigley holds a B.A. in English Literature from West Chester University.
Rachna Bhasin has served as a member of our Board since July 2019. Ms. Bhasin is the Founder/CEO of EQ Partners, a strategic advisory, consulting and investment company serving early stage US and UK companies in the areas of technology and media, and Co-Founder of Pacifica Investments, an advisory, consultancy and investment firm focused on identifying and amplifying technologies, brands and entrepreneurs from New Zealand and the Pacific Rim. Ms. Bhasin was Chief Business Officer of Magic Leap, Inc., a spatial computing company, from October 2015 through January 2019 and prior to that, served as SVP, Corporate Strategy and Business Development at Sirius XM Radio, Inc. from November 2010 through October 2015. Ms. Bhasin also held positions at Dell, Inc., where she led the company’s consumer strategic partnership and personalization, and at EMI Music North America as Vice President of Business Development. Since March 2016, Ms. Bhasin has also served on the board of Ryman Hospitality Properties (NYSE: RHP), a hotel, resort, entertainment and media company, where she is a member of the Nominating and Corporate Governance Committee. Ms. Bhasin holds a Bachelor of Commerce and Administration with Honors from the Victoria University of Wellington in New Zealand and an M.B.A. from Harvard Business School.
Jeff Epstein has served as a member of our Board since April 2012. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in November 2011, and has served as Co-Chief Executive Officer and Chief Financial Officer of Apex Technology Acquisition Corporation, a special purpose acquisition vehicle, since August 2019. Mr. Epstein has also served as a lecturer in the Department of Management

Science & Engineering at Stanford University since 2014. Mr. Epstein was Executive Vice President and Chief Financial Officer of Oracle Corporation, the world’s largest enterprise software company, from September 2008 to April 2011. Mr. Epstein has served as a director of Twilio Inc., a cloud communication platform, since July 2017 and served as a director of Booking Holdings Inc., a public travel services company, from April 2003 through June 2019. Mr. Epstein holds a B.A. from Yale College and an M.B.A. from Stanford University.
Thomas R. Evans has served as a member of our Board since March 2012. From January 2014 through December 2015, Mr. Evans served as Advisor to the Board of Bankrate, Inc., a leading aggregator of financial rate information, and from March 2004 until December 2013, when he retired, Mr. Evans served as its President and Chief Executive Officer and a director. Mr. Evans served as a director of Millennial Media, Inc., a public mobile marketplace company, from 2014 to November 2015 and as a director of Future Fuel Corp., a public chemical manufacturing company, from 2005 until September 2015. Mr. Evans served as a director of Angie’s List, Inc., an online platform that connects home service professionals to customers, from February 2016 to September 2017, including serving as its Chairman of the Board from October 2016 through September 2017, until it was merged with the HomeAdvisor business of IAC/InterActiveCorp. Mr. Evans currently serves as a director at ANGI Homeservices Inc. and serves as a member of its Audit Committee and Chairman of its Compensation Committee. Mr. Evans holds a B.S. in business administration from Arizona State University.
Paul J. Hennessy has served as a member of our Board since April 2015. Since June 2016, Mr. Hennessy has served as Chief Executive Officer and member of the Board of Directors of Vroom, Inc., an online pre-owned car retailer. Prior to joining Vroom, from April 2015 through June 2016, Mr. Hennessy served as Chief Executive Officer of priceline.com, a provider of online travel and travel related reservation and search services. From November 2011 to March 2015, Mr. Hennessy served as Chief Marketing Officer of Booking.com, an online booking accommodations provider. From July 2006 to October 2011, Mr. Hennessy was Chief Distribution Officer of priceline.com. Mr. Hennessy holds a B.S. in marketing management from Dominican College and an M.B.A. from Long Island University.
Stan Pavlovsky has served as our Chief Executive Officer and a member of our Board since April 2020. Prior to this, Mr. Pavlovsky served as our President and Chief Operating Officer from June 2019 and our Co-Chief Operating Officer and Head of Strategic Operations from April 2019. Prior to joining the Company, Mr. Pavlovsky served as the Executive Vice President, President of Meredith Digital at Meredith Corporation, a media and marketing company, from August 2016 through March 2019. From March 2013 through August 2016, Mr. Pavlovsky served as President of Allrecipes.com, a Meredith company. Prior to joining Meredith, Mr. Pavlovsky was Vice President eCommerce, Merchandising & Marketing at Walgreens Boots Alliance, Inc., a pharmacy store chain, from June 2011 through March 2013. Mr. Pavlovsky previously spent several years at Drugstore.com, an internet retailer in health and beauty care products, which was acquired by Walgreens in 2011, serving in several capacities, including serving in his final years as Vice President, Drugstore.com. Mr. Pavlovsky holds a B.A. from California State University, Northridge and an M.B.A. from City University of Seattle.
Jarrod Yahes has served as our Chief Financial Officer since December 2019. Prior to joining Shutterstock, Mr. Yahes served as Chief Financial Officer at Zeta Global, a marketing technology company, from October 2016 to November 2019, Chief Financial Officer at Jackson Hewitt Tax Services, Inc., a provider of tax preparation services, from April 2015 to October 2016, and served in multiple capacities at ExlService Holdings, a business process solutions company, from February 2005 to April 2015, advancing to Senior Vice President, Controller. Mr. Yahes earned a B.S. in applied economics from Cornell University and an MBA from the University of California at Berkeley.
Avi Muchnick has served as our Chief Product Officer since March 2020. Prior to joining Shutterstock, Mr. Muchnick served as Chief Product Officer of Shapeways, an additive manufacturing platform and marketplace company, from October 2018 to March 2020. From September 2014 to March 2018, Mr. Muchnick served as Director of Products for Adobe Systems, a creative tools and adtech company. Mr. Muchnick previously spent several years at Aviary, a creative tools and imaging technology company he co-founded, which was acquired by Adobe in 2014, serving in several executive roles, including most recently as Chief Product Officer. Mr. Muchnick received a J.D. from the Benjamin N. Cardozo School of Law and a B.A from CUNY Queens College.
Peter Silvio has served as our Chief Technology Officer since November 2019. Mr. Silvio joined Shutterstock in June 2017 and served as VP of Engineering and Architecture and was promoted to SVP of Engineering prior to becoming Chief Technology Officer. Prior to joining Shutterstock, Mr. Silvio spent over 20 years at Thomson Reuters, a multimedia company providing news and information-based tools to professionals, serving in multiple capacities and eventually advancing to the role of Global Head of Application Development and Platform Technology. Mr. Silvio attended SUNY Empire State University where he studied Computer Science and Information Systems.
Board Structure, Director Nominations and Qualifications
Our Board is divided into three classes for purposes of election. One class is elected at each Annual Meeting of Stockholders to serve for a three-year term. In connection with the Board’s review of our Board leadership structure and the subsequent appointment of Jon Oringer as Executive Chairman and Stan Pavlovsky as Chief Executive Officer and member of the Board, in February 2020, the Board increased the size of the Board from six to seven directors, classified into three classes as follows: Jonathan Oringer, Rachna Bhasin and Stan Pavlovsky serve as a Class I directors with a term ending at the 2022 Annual Meeting of Stockholders; Deirdre Bigley and Jeff Epstein serve as Class II directors with a term ending at the 2020 Annual Meeting of Stockholders; and Thomas R. Evans and Paul J. Hennessy serve as Class III directors with a term ending at the 2021 Annual Meeting.
Our Nominating and Corporate Governance Committee is charged with identifying, evaluating and recommending director nominees to the full Board, as well as considering candidates for election to the Board recommended by stockholders. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee takes into account many factors, including international business experience; experience in industries beyond technology; financial experience and a good reputation within the financial community; business management experience and the potential to succeed top management in the event Board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to our business and product lines; and knowledge about our industries and technologies. The Nominating and Corporate Governance Committee will also factor into its determination the following qualities with respect to potential director nominees:

•	reputation for integrity, honesty and adherence to high ethical standards;

•
demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and willingness and ability to contribute positively to the decision-making process of the Company;

•	a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;

•
interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, contributors and the general public, and to act in the interests of all stockholders; and

•	no actual or perceived conflict of interests that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.
Although we do not have a formal diversity policy, the Board also evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board as well as the director’s service on the boards of other public companies to ensure that the director can carry out director duties in a responsible manner.
Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on information provided to the committee by the Company or a third-party or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate. Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nominating and Corporate Governance Committee will make recommendations regarding potential director candidates to the Board. The Nominating and Corporate Governance

Committee may consult with management or engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate’s background and experience.
We have adopted a director resignation policy, pursuant to which any nominee for director who, in an uncontested election, receives more votes “WITHHELD” than “FOR” his or her election is expected to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and subsequently by the Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Corporate Governance” link on our Investor Relations page at investor.shutterstock.com.
Our Board, upon the recommendation of the Nominating and Corporate Governance Committee, has voted to nominate Ms. Bigley and Mr. Epstein for election to the Board as a Class II directors at the 2020 Annual Meeting to serve for a term of three years until the 2023 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified or, if sooner, until their respective resignation or removal. Ms. Bigley and Mr. Epstein are currently members of the Board.
Corporate Governance and Board Matters

Corporate Governance, Business Conduct and Compliance
We have a strong commitment to effective corporate governance and have in place a comprehensive corporate governance framework for our operations. We have adopted Corporate Governance Guidelines, last amended in January 2020, which, in conjunction with our amended and restated certificate of incorporation (the “Charter”), our Bylaws, and charters of the standing committees of our Board, form the framework for our corporate governance.
We have also adopted a Code of Business Conduct and Ethics (“Code of Ethics”), last amended in January 2020, that applies to all of our directors, officers and employees, including our senior financial officers. Our Code of Ethics requires, among other things, that all of our directors, officers and employees comply with all laws, attempt to avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code of Ethics imposes obligations on all of our directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and that comply with applicable laws and with our internal controls, as well as providing for disclosure controls and procedures.

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines and Code of Ethics. The corporate governance page can be found on our Investor Relations website at investor.shutterstock.com under the link for “Corporate Governance.” We will promptly post under the same link amendments to or waivers, if any, of our Code of Ethics, involving our directors and executive officers.

We also maintain policies to ensure our operations not only are compliant with applicable law, the rules and regulations of the SEC, and the listing standards of the New York Stock Exchange (“NYSE”), but also promote good corporate governance principles and standards of behavior. A summary of our corporate governance policies is set forth in the following table.

Policy	Description
Insider Trading and Disclosure Policy	Sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information.

Whistleblower Policy
Sets forth the procedures for the reporting of suspected misconduct, illegal activities or fraud, including any questionable accounting, internal accounting controls and auditing matters, or other violations of federal or state laws or the Code of Ethics and the receipt, treatment and investigation of such reports.

Related Person Transaction Policy	Sets forth the policies and procedures for reviewing, approving and ratifying proposed transactions with directors, executive officers, significant shareholders or any other related persons.

Anti-Corruption Policy	Provides detailed guidance for our Board members, officers, employees and third parties acting on our behalf on prohibited actions under anti-bribery and anti-corruption laws.

Anti-Harassment Policy
Provides that all persons shall be treated with dignity and respect and shall not be subject to discriminatory practices and harassment and sets forth the policies and procedures for reporting and investigation suspected harassment.

Corporate Communications and Disclosure Policy
Sets forth guidelines on fair and complete disclosure of Company information to current and future stockholders, the investing public and the financial community to ensure compliance with SEC rules and regulations.

Economic Sanctions Compliance Policy	Provides that all Company activities by directors, officers, employees and agents acting on behalf of the Company comport fully with applicable embargoes and other economic sanctions requirements.

Executive Compensation Clawback Policy
Sets forth the guidelines pursuant to which the Company may recover certain incentive-based compensation payments made to executive officers and non-executive officers, as applicable, if the Company is required to prepare an accounting restatement of its financial statements as a result of (i) material noncompliance with any financial reporting requirements under the federal securities laws, (ii) negligence, misconduct, wrongdoing or violation of any Company policies or (iii) willful, knowing or intentional misconduct or violation of any Company policy or applicable legal and regulatory requirements.

Hedging Policy
Provides that all Company employees, officers and directors may not engage in (1) hedging or derivative transactions or any other speculative transactions (hedging or derivative actions include (i) “cashless” collars, (ii) forward contracts, (iii) equity swaps or (iv) other similar related transactions); (2) any transactions that suggest speculation in the Company’s Stock; or (3) any short sale, “sale against the box” or any equivalent transaction involving the Company’s stock.

A copy of any of the policies set forth above may be requested from the Corporate Secretary, Shutterstock, Inc., 350 Fifth Avenue, 21st Floor, New York, New York 10118.

Director Independence
Our Corporate Governance Guidelines state that a majority of the Board will consist of directors who meet the independence requirements of the NYSE listing standards, as well as the criterion related to contributions to tax-exempt organizations. A copy of our Corporate Governance Guidelines, which include our definitions for independence, can be found on our Investor Relations website at investor.shutterstock.com under the link for “Corporate Governance.” Our Board conducts an annual review to determine whether each of our directors qualifies as independent as defined in our Corporate Governance Guidelines and the NYSE listing standards applicable to board composition. The Board makes an affirmative determination regarding the independence of each director, based upon the recommendation of the Nominating and Corporate Governance Committee.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Ms. Bigley and Ms. Bhasin and each of Messrs. Epstein, Evans, and Hennessy, representing five of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.

Board Leadership Structure
Our Corporate Governance Guidelines are designed to promote the functioning of the Board and its committees. These Guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.
Our Corporate Governance Guidelines do not indicate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Following a thorough review by the Nominating and Corporate Governance Committee and the independent members of the Board as well as a multi-year discussion on Chief Executive Officer succession planning, the Board determined in February 2020 to separate the positions of Chairman and Chief Executive Officer and to create the role of Executive Chairman. In connection with this change, the Board elected Mr. Pavlovsky as Chief Executive Officer and Mr. Oringer as Executive Chairman, effective April 1, 2020. As a result of Mr. Oringer’s status as Founder and his role and responsibilities as Executive Chairman, Mr. Oringer is not considered to be an independent Chairman. Since October 2014, the Board has appointed Mr. Evans as our “Presiding Director” to preside over non-management and executive sessions of the Board.
Executive Chairman Roles and Responsibilities

In his role as Executive Chairman, Mr. Oringer focuses on the leadership of the Board, including ensuring that Board functions are effectively carried out and, where functions have been delegated to Committees of the Board, that the results are reported to the Board; ensuring that the interests of various stakeholders are considered by the Board; engaging with our Presiding Director to facilitate communication between management and the independent directors; providing input on the performance of the Chief Executive Officer and acting as primary spokesman for the Board.
Mr. Oringer also meets regularly with Mr. Pavlovsky, our Chief Executive Officer, to advise and counsel across a wide range of issues; participates in discussions on the Company’s long-term growth, including discussions on strategic planning and capital allocation; is available to the executive leadership team and other management to provide feedback and advise, where needed; and works with Mr. Pavlovsky and management to drive key business relationships and growth.

Board Role in Risk Oversight
Effective risk management is critical to our Company’s ability to achieve its strategy. The Board oversees management in exercising its responsibility for managing risk, considering our robust framework of policies, procedures, and processes to anticipate, identify, assess, prioritize, and mitigate risks across the Company. Responsibility for managing risk rests with executive management while the Board and its committees participate in oversight of the process. Specifically, the Board has responsibility for overseeing the strategic planning process, reviewing and monitoring management’s execution of the Company’s strategic and business plans, and selected risk areas. Each Board committee is responsible for oversight of specific risk areas relevant to their respective committee charter.
The oversight responsibility of the Board and its committees is informed by reports from our management team and our internal audit function that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. Specifically, the Company has robust internal processes and an internal control environment that facilitate the identification and management of risks and regular communication with the Board and its committees. These include an enterprise risk management assessment, regular internal management Disclosure Committee meetings, a Code of Business Conduct and Ethics and a comprehensive internal and external audit process. The Board executes its oversight responsibility directly and through its committees, which regularly report back to the Board. Some examples of risks overseen by committees are:

•
The Audit Committee oversees the enterprise risk process that management implements, and reviews and assesses the Company’s processes to manage financial reporting risk and to manage internal audit, internal control over financial reporting and disclosure controls and procedures, tax, investment, and other financial risks, as well as the Company’s financial position and financial activities. The Board has also delegated oversight of information technology and cybersecurity risks to the Audit Committee.

•	The Compensation Committee oversees compensation programs, policies and practices and their effect on risk-taking by management.

•
The Nominating and Corporate Governance Committee manages risk by overseeing the governance framework and structure as well as other corporate governance matters, including oversight of the annual board and committee assessment process, and is charged with developing and recommending to the Board corporate governance principles and policies and Board committee structure, leadership and membership.

Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.
Highlight on the Board Role’s in Oversight of Human Capital Management

The Board has long recognized that our employees are some of our most important assets and is engaged with management on ensuring that our Company is an employer of choice for the most talented employees in our industry. While the full Board discusses human capital management with regards to its role in overseeing our overall long-term strategy, our Compensation Committee has responsibility for overseeing human capital management. The Compensation Committee is tasked with overseeing specific initiatives on a regular basis, including, among other tasks:

•	Monitoring employee turnover;

•	Overseeing compensation philosophies and incentive plans across our workforce;

•	Monitoring our workforce planning;

•	Understanding our workforce demographics and diversity, equity and inclusion strategies; and

•	Monitoring our corporate culture.
Highlight on the Board Role’s in Oversight of Cybersecurity and Data Privacy

The Board and the Audit Committee are each involved in oversight of the Company’s management of cybersecurity risk. Cybersecurity is vital to protecting proprietary and confidential information and the trust of our customers, contributors and employees. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The Audit Committee receives regular reports from the then-current Chief Information Security Officer and Chief Technology Officer, as applicable, on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security program and the emerging threat landscape. The Audit Committee regularly briefs the full Board on these matters. The Board and its committees also discuss recent incidents throughout the industry and the emerging threat landscape.

Stockholder Communication with the Board
Stockholders and other interested parties may communicate directly with the Board, with any director, including our Presiding Director, or with the independent directors as a group or any other group of directors by writing to our Corporate Secretary at Shutterstock, Inc., Attn: Corporate Secretary, 350 Fifth Avenue, 21st Floor, New York, New

York 10118, with a request to forward such communication to the intended recipient or recipients. Messages received with such a request will be forwarded to the appropriate director or directors. If the communication is addressed to the Presiding Director, the communication will be forwarded directly to the Presiding Director and will not be processed by the Corporate Secretary. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee, as the Corporate Secretary deems appropriate or necessary.

Board Meetings
During 2019, the Board held 12 meetings and additionally took action on two occasions by unanimous written consent. Each of our directors attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and Board committees on which such director served during the period. Under our Corporate Governance Guidelines, each of our directors is strongly encouraged to make every effort to attend our annual meetings. At the time of our 2019 Annual Meeting, we had five directors, four of whom attended the 2019 Annual Meeting.
Executive Sessions
Executive sessions of our independent directors are generally held in connection with regularly scheduled Board meetings and are chaired by our Presiding Director. Our standing committees also generally meet in executive sessions at the end of each committee meeting.

Board Committees
In 2019, our Board had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter approved by the Board, copies of which are available on our website at investor.shutterstock.com. These committees currently comprise the following independent members:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jeff Epstein			✓
Thomas R. Evans	✓	✓
Paul J. Hennessy	✓	✓
Deirdre Bigley			✓
Rachna Bhasin		✓
Committee Chairperson

Each of our standing committees has a written charter approved by the Board that establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee can be found on our Investor Relations website at investor.shutterstock.com under the link for “Corporate Governance.” Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.
Audit Committee
The primary purpose of our Audit Committee is to assist the Board in its oversight of our corporate accounting and financial reporting process and internal controls over financial reporting. As more fully described in its charter, the Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our senior internal audit executive, our independent registered public accounting firm, and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.
Our Audit Committee currently consists of Mr. Epstein, who serves as its chairman, Mr. Evans and Mr. Hennessy. The Audit Committee met six times during 2019 and additionally took action on two occasions by unanimous written consent. The Board, in its business judgment, has determined that each director serving on the Audit Committee meets the independence criteria prescribed by the Exchange Act and SEC rules and regulations and meets the NYSE’s financial literacy requirements for audit committee members. The Board has also determined that Mr. Epstein qualifies as an audit committee financial expert within the meaning of SEC rules.
Compensation Committee
The primary purpose of our Compensation Committee is to assist the Board in overseeing our compensation program. As more fully described in its charter, the Compensation Committee’s responsibilities include:

•	reviewing and approving our general compensation strategy;

•
establishing annual and long-term performance goals for our Chief Executive Officer, and evaluating the performance of our Chief Executive Officer in light of those goals and objectives and determining and approving or recommending for approval the compensation of our Chief Executive Officer based on such evaluations;

•	reviewing and approving, in consultation with our Chief Executive Officer, the compensation of our executive officers;

•	administering our stock plans and any equity compensation arrangements that may be adopted by us from time to time;

•	reviewing compensation levels for directors for service on our Board and its committees and recommendation changes in such compensation; and

•
reviewing and discussing with management the annual Compensation Discussion and Analysis (“CD&A”) disclosure and related tabular presentations for our named executive officers and, based on this review and discussions, making a recommendation to include the CD&A disclosure in the Company’s annual public filings.

The engagement of any compensation consultants, legal counsel or other advisors rests exclusively with our Compensation Committee, which has sole authority to retain and terminate any compensation consultant, counsel or other advisor that it uses.
Our Compensation Committee currently consists of Ms. Bigley, who serves as its chairperson, Ms. Bhasin, Mr. Evans and Mr. Hennessy. The Compensation Committee met seven times during 2019 and additionally took action on ten occasions by unanimous written consent. The Board, in its business judgment, has determined that each director serving on the Compensation Committee meets the independence requirements prescribed by the NYSE and is a “non-employee director” for purposes of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.
Nominating and Corporate Governance Committee
The primary purposes of our Nominating and Corporate Governance Committee are to assist our Board in identifying individuals qualified to become members of our Board, to oversee the evaluation of our Board and management and to review and update our corporate governance principles. As more fully described in its charter, the Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending a set of corporate governance principles to our Board;

•	evaluating the composition, size, organization and governance of our Board and its committees;

•	reviewing and recommending to our Board director independence determinations with respect to continuing and prospective directors;

•	identifying, evaluating and recommending candidates for election to our Board in the class subject to election; including nominees recommended by our stockholders; and

•	overseeing our Board and Board committee’s performance and self-evaluation process.
Our Nominating and Corporate Governance Committee currently consists of Mr. Evans, who serves as its chairperson, Ms. Bigley and Mr. Epstein. The Nominating and Corporate Governance Committee met three times during 2019 and additionally took action on one occasion by unanimous written consent. The Board, in its business judgment, has determined that each director serving on the Nominating and Corporate Governance Committee meets the independence requirements prescribed by the NYSE.

Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2019 were as follows: Deirdre Bigley, Rachna Bhasin, Thomas R. Evans and Paul J. Hennessy. Each of the members of our Compensation Committee during 2019 is or was a non-employee director and was never an officer or employee of the Company or any of its subsidiaries. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or on our Compensation Committee.

PROPOSAL ONE: ELECTION OF DIRECTOR

The Board is divided into three classes. Directors are elected by class, for three-year terms. The Nominating and Corporate Governance Committee recommended, and the Board has nominated the two Class II directors, Deirdre Bigley and Jeff Epstein, as nominees for election as members of our Board at the 2020 Annual Meeting.
Ms. Bigley and Mr. Epstein each has agreed to serve as a director of the Company if elected. The term of office of a director elected at this 2020 Annual Meeting will continue until the Annual Meeting of Stockholders held in 2023 or until such director’s successor has been duly elected and qualified, or until such director’s earlier resignation or removal.
Unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of the Company. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board, the proxy holders will vote in their discretion for a substitute nominee, or if a substitute nominee cannot be identified, the Board may reduce the size of the Board.
The table below summarizes the key qualifications, skills or attributes of each director nominee standing for election at the 2020 Annual Meeting, which we believe qualifies him or her to serve on our Board. For additional information regarding our Board members, including our director nominees standing for election at the 2020 Annual Meeting, please refer to the biographies set forth under “Directors and Executive Officers” on page 9.

Director	Qualifications
Deirdre Bigley
Extensive experience working at multinational corporations with teams across a range of products and significant business and operational experience, particularly as a senior marketing executive at media and technology companies.

Jeff Epstein
Extensive financial and business expertise, including background as chief financial officer of the world’s largest enterprise software company, and service as a senior executive at companies in the internet and advertising industries.

A plurality of the votes cast in the election of directors is required to elect a nominee to our Board. The Board has adopted a director resignation policy, pursuant to which any nominee for director who, in an uncontested election, has more votes “WITHHELD” than “FOR” his or her election is expected to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and subsequently by the Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Corporate Governance” link on our Investor Relations page at investor.shutterstock.com.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.
The key qualifications, skills or attributes of the members of the Board whose terms or directorships do not expire at the 2020 Annual Meeting are set forth below.

Director	Qualifications
Thomas R. Evans (term expiring at 2021 Annual Meeting)
Breadth of business experience, particularly as a senior executive in internet and media industries, and service on the board of directors of public companies; valuable insight into operational strategy and execution.

Paul J. Hennessy (term expiring at 2021 Annual Meeting)
Extensive global marketing and management experience as well as domestic and international start-up experience, particularly as a senior executive with online marketing experience in the internet and travel industries.

Jonathan Oringer (term expiring at 2022 Annual Meeting)	Extensive experience in the commercial digital imagery industry, experience with entrepreneurial and technology companies and extensive knowledge of the Company as its founder.

Stan Pavlovsky (term expiring at 2022 Annual Meeting)	Track record of growing and leading eCommerce, retail and digital media businesses. Strategic and operational insight of the Company and unique management and industry insights.

Rachna Bhasin (term expiring at 2022 Annual Meeting)
Extensive senior leadership experience in the technology and media industries, specifically driving corporate and business development initiatives and significant technical expertise and experience in innovation. Valuable insight into evaluation and execution of strategic, business and operational initiatives.

DIRECTOR COMPENSATION
The Compensation Committee reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, taking into account various factors, including the responsibilities of directors generally and the responsibilities of committee chairs, and the Company’s performance, and based on market information provided by Aon Hewitt, an independent compensation consulting firm. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.
Non-Employee Director Compensation Policy
In December 2018, our Compensation Committee recommended, and our Board approved, a revised non-employee director compensation policy, or the director compensation policy, which establishes compensation to be paid to our non-employee directors as an inducement to obtain and retain the services of qualified persons to serve as members of our Board. The revised director compensation policy became effective on January 1, 2019.
The goal of the director compensation policy is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. The director compensation policy is also intended to align the interests of our directors and our stockholders, and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.
Under the director compensation policy, each of our non-employee directors receives an annual fee of $50,000. In addition, the chairperson and members of our Audit, Compensation, and Nominating and Corporate Governance Committees are entitled to receive annual retainer fees payable quarterly in arrears (and prorated in the event of service less than an entire quarter) as follows:

Role	Annual Fees- Chairperson ($)	Annual Fees- Other Members ($)
Audit Committee	20,000	10,000
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	—	2,500
In addition to the annual cash retainer, the independent director who serves as the Lead Independent Director or Presiding Director, as applicable, shall be entitled to an additional annual cash retainer in the amount of $10,000.
We also reimburse our non-employee directors for reasonable travel expenses and other out-of-pocket costs incurred in connection with attending Board and committee meetings.
Pursuant to our director compensation policy, each non-employee director receives a restricted stock unit (“RSU”) award with a cash value equal to $150,000 upon election and annually thereafter, with the grant date of such annual award to be the date of our annual meeting of stockholders. These RSUs vest on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date immediately preceding the date of our annual meeting of stockholders for the year following the year of grant for the award, subject in each case to the non-employee director’s continued service to the Company through the vesting date. If a non-employee director is appointed to the Board at any point other than at the annual meeting of stockholders, the initial director grant is prorated.
The number of RSUs subject to the grant is determined by dividing the cash value of the award by the average of our closing price for a share of our Common Stock during the 30 trading-day period ending on the date immediately prior to the grant date, rounded down to the nearest whole number of shares. These RSU grants are issued pursuant to and are subject to the terms and conditions of our Amended and Restated 2012 Omnibus Equity Incentive Plan (the “Amended and Restated 2012 Plan”) and the terms of the RSU agreements entered into between each non-employee director and the Company. Furthermore, the vesting for any equity awards to our non-employee directors terminate, and all such awards become fully vested, upon a change in control of the Company.

The Company also provides our non-employee directors the option to elect to defer the settlement of the vested shares subject to their RSU grants to be issued on the earliest of a fixed date in the future or the date of the non-employee director’s separation from service, and the date of a change in control of the Company.
Our Amended and Restated 2012 Plan limits the maximum aggregate value of awards granted under the Amended and Restated 2012 Plan (based on their grant date fair value for financial reporting purposes) and cash payable to any individual non-employee director in any fiscal year to $750,000, subject to extraordinary circumstances, at the recommendation of the Board. The Board believes this is a meaningful limit on total director compensation and as set forth in our Director Compensation Table below and described above, the actual amounts paid to our non-employee directors are lower than the limit.
Director Compensation Table
The following table provides information on the amount of compensation received by our non-employee directors for the year ended December 31, 2019. Information regarding the compensation of Mr. Oringer, who served as our Chief Executive Officer for the year ended December 31, 2019 as well as a member of our Board, is set forth in the Summary Compensation Table included elsewhere in this proxy statement. Information regarding the compensation of Mr. Stan Pavlovsky, who was appointed as our Chief Executive Officer and a member of the Board in April 2020 is also set forth in the Summary Compensation Table for the 2019 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Deirdre Bigley(3)	62,500	142,842	205,342
Jeff Epstein(4)	72,500	142,842	215,342
Thomas R. Evans(5)	77,500	142,842	220,342
Paul J. Hennessy(6)	65,000	142,842	207,842
Rachna Bhasin(7)	22,917	142,842	165,759

(1)	Represents all fees earned or paid in cash for services as a director, including annual retainer fees, committee chair and membership fees, as applicable.

(2)
Amounts represent the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Stock awards reflect a grant of $150,000 of RSUs at the 2019 Annual Meeting of Stockholders, with the number of shares determined by dividing $150,000 by the average of our closing price for a share of our Common Stock during the 30 trading-day period ending on the date immediately prior to the grant date, rounded down to the nearest whole number of shares. Grant date fair value was calculated using the closing price on the grant date of $38.01 per share, which was the closing price of our Common Stock on June 6, 2019.

(3)	As of December 31, 2019, Ms. Bigley had 3,758 RSUs outstanding.

(4)	As of December 31, 2019, Mr. Epstein had 3,758 RSUs outstanding.

(5)	As of December 31, 2019, Mr. Evans had 3,758 RSUs outstanding.

(6)	As of December 31, 2019, Mr. Hennessy had 3,758 RSUs outstanding.

(7)	As of December 31, 2019, Ms. Bhasin had 3,758 RSUs outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of April 7, 2020, regarding the beneficial ownership of our Common Stock by:

•	each person known to us to own beneficially more than 5% of the outstanding shares of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and current executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Shutterstock, Inc., 350 Fifth Avenue, 21st Floor, New York, New York 10118. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

Applicable percentage ownership is based on 35,601,619 shares of Common Stock outstanding as of April 7, 2020. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 7, 2020, and Common Stock issuable upon the vesting of RSUs within 60 days of April 7, 2020 to be outstanding (not taking into account the withholding of shares of Common Stock to cover applicable taxes). We did not deem options outstanding, however, for purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Jonathan Oringer(1)	16,420,069	45.8%
Steven Berns(2)	224,489	*
Steven Ciardiello(3)	16,419	*
Jarrod Yahes	—	—
Stan Pavlovsky(4)	3,575	*
Lisa Nadler(5)	18,968	*
Lou Weiss(6)	20,074	*
Deirdre Bigley(7)	12,932	*
Rachna Bhasin(8)	3,758	*
Jeff Epstein(9)	45,927	*
Thomas R. Evans(10)	26,448	*
Paul J. Hennessy(11)	17,072	*
All executive officers and directors as a group (13 persons)(12)	16,812,613	46.6%
Other 5% Stockholders:
Blackrock, Inc.(13)	2,872,210	8.1%
ArrowMark Colorado Holdings LLC(14)	2,907,951	8.2%
The Vanguard Group(15)	2,115,986	6.1%
_______________________________________________________________________________

*	Represents beneficial ownership of less than 1%.

(1)	Consists of 16,156,327 shares of Common Stock and 263,742 shares issuable upon exercise of outstanding options exercisable at or within 60 days of April 7, 2020.

(2)
Consists of 60,972 shares of Common Stock and 163,517 shares issuable upon exercise of outstanding options exercisable at or within 60 days of June 25, 2019. Mr. Berns’ employment with the Company as our Co-Chief Operating and Chief Financial Officer ended effective as of the close of business on June 25, 2019. Mr. Berns’ ownership is as of such date.

(3)	Consists of 16,419 shares of Common Stock.

(4)	Consists of 3,575 shares of Common Stock.

(5)
Consists of 15,8204shares of Common Stock and 3,164 shares issuable upon exercise of outstanding options exercisable at or within 60 days of March 27, 2020. Ms. Nadler’s employment with the Company as our Chief Human Resources Officer ended effective as of the close of business on March 27, 2020. Ms. Nadler’s ownership is as of such date.

(6)	Consists of 8,918 shares of Common Stock and 11,156 shares issuable upon exercise of outstanding options exercisable at or within 60 days of April 7, 2020.

(7)	Consists of 9,174 shares of Common Stock and 3,758 shares issuable upon the vesting of RSUs at or within 60 days of April 7, 2020.

(8)	Consists of 3,758 shares issuable upon the vesting of RSUs at or within 60 days of April 7, 2020.

(9)
Consists of 9,528 shares of Common Stock, 11,542 RSUs that are vested as of April 7, 2020 but will not settle until the earlier of Mr. Epstein’s separation of service from the Company or the date of a change in control of the Company, and 21,099 shares issuable upon exercise of outstanding options exercisable at or within 60 days of April 7, 2020.

(10)
Consists of 11,148 shares of Common Stock and 11,542 RSUs that are vested as of April 7, 2020 but will not settle until the earlier of Mr. Evan’s separation of service from the Company or the date of a change in control of the Company.

(11)
Consists of 6,989 shares of Common Stock, 6,325 RSUs that are vested as of April 7, 2020 but will not settle until the earlier of Mr. Hennessy’s separation of service from the Company or the date of a change in control of the Company.

(12)	Includes 462,678 shares issuable upon exercise of outstanding options exercisable at or within 60 days of April 7, 2020.

(13)
This information is based solely on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on February 6, 2020, which reported ownership as of December 31, 2019. Of the 2,872,210 shares of our Common Stock deemed beneficially owned, Blackrock reported sole voting power as to 2,833,239 shares and sole dispositive power as to all shares beneficially owned. The address of Blackrock is 55 East 52nd Street New York, NY 10055.

(14)
This information is based solely on a Schedule 13G/A filed by ArrowMark Colorado Holdings LLC (“ArrowMark”) with the SEC on February 14, 2020, which reported ownership as of December 31, 2019. Of the 2,907,951 shares of our Common Stock deemed beneficially owned, ArrowMark reported that it had sole voting and dispositive power over all shares beneficially owned. The address of ArrowMark is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(15)
This information is based solely on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 12, 2020, which reported ownership as of December 31, 2019. Of the 2,155,986 shares of our Common Stock deemed beneficially owned, Vanguard reported sole voting power as to 39,035 shares, shared voting power as to 3,400 shares, sole dispositive power as 2,115,081 shares and shared dispositive power as to 40,905 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Delinquent Section 16(a) Reports
Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our Common Stock must report their initial ownership of our Common Stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. We believe that during 2019, our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements, with the exception of a late Form 4 filing for Mr. Pavlovsky, in connection with a grant of restricted stock units on April 1, 2019. In making these statements, we have relied upon the examination of copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.

PROPOSAL TWO:
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required pursuant to Section 14A of the Exchange Act, the Board is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting compensation of the named executive officers (“NEOs”) listed in the 2019 Summary Compensation Table as described in this proxy statement.
Because the vote is advisory, the result will not be binding on the Compensation Committee or the Company and it will not affect, limit or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.
The affirmative “FOR” vote of a majority of the shares present and entitled to vote at the 2020 Annual Meeting, either represented by proxy or by attending the meeting, is required to approve, on an advisory basis, the compensation of our NEOs.
We believe you should read the Compensation Discussion and Analysis, compensation tables and accompanying narrative information and also consider the factors below in determining whether to approve this proposal.
Key Features of our Executive Compensation Program
The discretionary structure of our compensation program allows our Board and our Compensation Committee to determine pay based on a comprehensive view of the quantitative and qualitative factors they believe best reflect the results that will produce long-term business success. The Board and the Compensation Committee maintains a strong correlation between our financial results and Company objectives and NEO compensation actually awarded.
We designed our compensation programs for NEOs to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and alignment of that pay with the interests of our stockholders are the key principles that underlie our compensation program and decisions. In that regard, we:

•
weight compensation towards driving achievement of our long-term strategic and financial objectives and aligning our executive officers’ interest with the long-term interests of our stockholders by providing meaningful variable and equity-based compensation, including performance-based equity compensation;

•	pay base salaries to our senior executives that are competitive based on our review of market data;

•	consider peer group competitive pay and practices and comparative data derived from market research in establishing compensation;

•	strive to enhance retention by conditioning a significant percentage of total compensation on multi-year vesting and performance-based vesting; and

•	do not include excise tax gross-ups in change in control termination benefits.
Although the vote in this Proposal 2 is non-binding, the Board and the Compensation Committee value the opinions of the stockholders and will review the voting results and consider the outcome of the say-on-pay vote and stockholder concerns, along with other relevant factors, when making future compensation design decisions.
In accordance with the wishes of our stockholders based on a vote in 2015 regarding the frequency of say-on-pay proposals, we currently hold our say-on-pay vote every year. Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the 2020 Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, including in the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion, is hereby approved.”
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS RESOLUTION.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our executive compensation program as it pertains to our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly compensated executive officers. Throughout this document, these executives are collectively referred to as our “NEOs” or our “named executive officers.” Our named executive officers, and their applicable titles, for the year ended December 31, 2019, were:

Jonathan Oringer(1)	Founder, Chief Executive Officer and Chairman of the Board
Steven Berns(2)	Former Co-Chief Operating Officer and Chief Financial Officer
Steven Ciardiello(2)	Chief Accounting Officer
Jarrod Yahes(2)	Chief Financial Officer
Stan Pavlovsky(1)	President and Chief Operating Officer
Lisa Nadler(3)	Former Chief Human Resources Officer
Lou Weiss(4)	Former Chief Marketing Officer
(1) Mr. Pavlovsky served as the Company’s Co-Chief Operating Officer and Head of Strategic Operations from April 2019 through June 2019, at which time he became President and Chief Operating Officer. Effective April 1, 2020, Mr. Oringer stepped down as our Chief Executive Officer and assumed the role of Executive Chairman and Mr. Pavlovsky was appointed as our Chief Executive Officer.
(2) Mr. Berns departed the Company effective as of June 25, 2019, on which date, Mr. Ciardiello, the Company’s Chief Accounting Officer was appointed to also serve as Interim Chief Financial Officer. Mr. Yahes joined the Company as its new permanent Chief Financial Officer effective as of December 9, 2019, and Mr. Ciardiello returned to his role as Chief Accounting Officer.
(3) Ms. Nadler departed the Company effective March 27, 2020.
(4) On March 25, 2020, the Company announced that Mr. Weiss would be departing the Company to pursue other opportunities. Mr. Weiss departed the Company effective April 21, 2020.

This Compensation Discussion and Analysis is organized into four sections:

•	Section 1 - Executive Summary

•	Section 2 - Establishing and Evaluating Executive Compensation

•	Section 3 - Elements of 2019 Compensation

•	Section 4 - Other Compensation Information
Section 1 - Executive Summary
We are a leading global technology company offering a creative platform for high-quality content, tools and services.
As such, our long-term success depends in part on our ability to attract, engage, motivate and retain highly talented individuals who are committed to our vision, strategy and values. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of our overall annual and long-term performance and business strategies. Other objectives include aligning our NEOs’ interests with those of our stockholders and encouraging high-performing executives to remain with the Company over the course of their careers. We believe that the amount of compensation for each NEO reflects experience, responsibilities, performance and service to Shutterstock and our stockholders.
2019 Business Highlights(1)
Our vision is to be a leading content and technology platform that enables marketers and creators around the world to deliver impactful stories that capture and captivate their audiences. For the past 16 years, we have been a disruptor in the stock content industry and have kept up that entrepreneurial spirit in evolving our product and technology to meet our customers’ needs. We continue to push ourselves to be disruptors and to better align with key trends to capture compelling new opportunities.

In 2019, we developed strategies optimized for future growth centered around three key areas: innovation that enhances our customer workflow; content that is relevant and fresh; and data and insights that drive performance. Specifically, from a content perspective, we took steps towards this strategy by increasing our global footprint, bringing more relevant and local content to our users and launching new music solutions to meet the rapidly-growing demand from key audience segments such as social media managers, YouTubers and production studios. From an innovation standpoint, we launched “Smart Brief” as a self-service tool, enabling a wider range of customers to leverage our marketplace for unique content solutions and leveraged our API integration to reach over 3,000 partners that offer our content to their customers and launched a self-serve API subscription plan to meet demand from small and mid-sized businesses. Lastly, from a data standpoint, we continued to invest in deep learning, which allows us to drive performance insights for customers and improved content discovery. For example, the deep learning models we have built allow us to safely filter content for our customers in order to satisfy their usage needs.
From a financial standpoint, 2019 saw continued revenue growth, with our e-Commerce channel in particular delivering 7% growth for the year. We did see headwinds in our Enterprise channel, which only grew 1%. This represented a significant slowdown in growth for our Enterprise channel and we started to implement multiple changes in 2019 to drive growth within this channel. Our Adjusted EBITDA also saw declines as compared to 2019, and we are focused on prudent cost management to deliver improvements in our margins.
As a result of the slowdown in our revenue growth and the decline in our Adjusted EBITDA, we did not achieve the threshold levels of performance for the Adjusted EBITDA metric in our annual Short-Term Incentive Plan, nor did we achieve any of the key metrics for the 2019 tranche of our performance-based stock units (PSUs) granted in 2019. Therefore, no payouts were made under our 2019 PSUs and payouts under our Short-Term Incentive Plan reflected actual performance against the revenue and Company operational and individual performance goals, while receiving no credit on the Adjusted EBITDA goal.
________________________

(1)
For additional information regarding our financial results, please see our 2019 Annual Report, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a description of our key metrics, including paid downloads, revenue per download and images in our collection, see “Key Operating Metrics” within “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2019 Annual Report.

Compensation Governance Highlights
We also advance our compensation practices through effective corporate governance and have adopted corporate governance practices and policies that our Board believes help to advance our compensation goals, including:

	What we do		What we don’t do
✓	Maintain a completely independent Compensation Committee that establishes our compensation practices	✗	Encourage unreasonable risk taking
✓	Design executive compensation program to align pay with performance, including certain long-term equity awards with vesting tied to performance achievement	✗	No excessive change in control or severance payments
✓	Award a vast majority of pay as variable and not fixed compensation	✗	No repricing underwater stock options or grants without seeking stockholder approval
✓	Employ our executive officers “at will”	✗	No excise tax gross-ups upon change in control termination benefits

✓	Provide for “double-trigger” equity acceleration upon change in control	✗	No defined benefit retirement plans, or non-qualified deferred compensation plans for our executive officers
✓	Maintain a clawback policy	✗	No perquisites or other personal benefits
Section 2 - Establishing and Evaluating Executive Compensation
Executive Compensation Philosophy & Objectives
Our philosophy with regard to the compensation of our executive officers, including our named executive officers, is to attract and retain high performers, and motivate them to pursue our corporate and business objectives that are intended to create long-term value for our stockholders. We strive to provide compensation packages that are competitive, reward achievement of our business objectives, and align executive and stockholder interests through equity ownership.
Our executive compensation program is designed to:

•	attract, motivate and retain high-performing executives;

•
provide compensation that is competitive with the market and tailored to account for the specific needs and responsibilities of the particular position, as well as the performance and unique qualifications of the individual executive;

•	ensure actual payouts are aligned with financial performance and strategic business goals that enhance stockholder value;

•	ensure a substantial portion of each executive’s total compensation is “at-risk” and varies based on Company and individual performance; and

•	align the executive compensation program with both short-term and long-term stockholder interests.
As our needs evolve, we will reevaluate our philosophy and compensation programs from time to time as circumstances require.
Advisory Vote on Executive Compensation

Since 2015, we have conducted an annual advisory vote to approve the compensation of our named executive officers. While this vote is not binding on us, the Board, or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in this proxy statement. To the extent there is any significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary to address those concerns.
At our 2019 Annual Meeting, approximately 99.4% of the votes cast by stockholders on the advisory vote on executive compensation were in favor of the compensation of our named executive officers. The Board and Compensation Committee reviewed these final vote results and determined that, given the significant level of support of our approach to compensation by our stockholders, stockholders were not demanding significant changes to our executive compensation policies. However, we regularly review our executive compensation to ensure compliance with our pay-for-performance philosophy and when evaluating the other factors and data discussed in this Compensation Discussion and Analysis, the Board and the Compensation Committee determined to update our 2019 compensation programs and policies to further align executive compensation with our performance by granting PSUs.

Setting our Compensation
Our Compensation Committee is responsible for overseeing all aspects of our executive compensation programs, including executive salaries, payouts under our Short-Term Incentive Plan, the size and structure of equity awards and any severance or change in control benefits. In carrying out its responsibilities, the Compensation Committee reviews, evaluates and approves the compensation arrangements, plans, policies, and practices for our executive officers.
In performing the function of setting executive compensation in 2019 for executive officers other than our Chief Executive Officer, the Compensation Committee considered input from our Chief Executive Officer, Co-Chief Operating Officer and Chief Financial Officer, and our President and Chief Operating Officer (together the “Executive Managers”), as applicable, regarding such executive officers’ responsibilities, performance and compensation. With additional information from our Chief Human Resources Officer, the Executive Managers recommended base salary increases, payouts under our Short-Term Incentive Plan and equity award levels that were used throughout our compensation plans, and advised the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that are believed to be qualitatively commensurate with an executive officer’s individual performance and individual qualifications, experience, responsibility level, functional role, knowledge, and skills, as well as the Company’s performance. The Executive Managers, in consultation with the Chief Human Resources Officer, also reviewed comparative data derived from market research and publicly available information for each of the executive officers. Our Compensation Committee considered our Executive Managers’ input and recommendations, but retained discretion to adjust amounts up or down as it determines, and approved the specific compensation for all the executive officers.
The Compensation Committee determines and approves changes in the Chief Executive Officer’s compensation based on its review of his performance. Our Chief Executive Officer does not participate in our Compensation Committee’s deliberations or decisions with regard to his own compensation.
Potential adjustments to our executive officers’ compensation (including salary and annual incentive opportunities) are considered by the Compensation Committee annually and upon significant role changes. Any adjustments are typically set at a Compensation Committee meeting early in the calendar year after the Board has reviewed the Company’s performance for the past year and prospects for the year ahead, although individual executive performance is evaluated on an ongoing basis and, accordingly compensation decisions may be made throughout the year.
In connection with determining compensation, our Compensation Committee has, in the past, retained the services of Aon Hewitt, as its independent compensation consultant to provide advice and recommendations on the amount and form of executive compensation. Aon Hewitt was selected by and reports to the Compensation Committee and does not provide any other services to the Company. Our Compensation Committee periodically seeks input from Aon Hewitt on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Aon Hewitt also provides general observations on the Company’s compensation programs, including the compensation of our Chief Executive Officer and the design of our PSUs, each as described below.
Our Compensation Committee considered and assessed all factors relevant to Aon Hewitt’s independence, including factors specified in NYSE listing standards and Rule 10C-1(b) of the Exchange Act, as well as certain other factors that could give rise to a potential conflict of interest with respect to the work of Aon Hewitt. Based on this assessment, our Compensation Committee confirmed that no conflicts of interest were raised by the work performed by Aon Hewitt.
Our Compensation Committee also administers our cash-based and equity-based compensation plans and reviews our executive compensation program from time to time, including such compensation plans, to determine whether they are appropriate, properly coordinated, and achieving their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.
Use of Comparative Market Data
We aim to compensate our executive officers at levels that are commensurate with competitive levels of compensation for executives in similar positions at peer companies, with whom we compete to hire and retain executive talent, although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. Market data is just one of a variety of factors considered in determining base salary, bonus targets, long-term equity awards and total compensation levels. The Compensation Committee and management believe that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the executive officers because compensation benchmarking does not take the specific performance of the executive officers, or the performance of the Company, into account.
In February 2019, the Compensation Committee, with recommendation from Aon Hewitt, reviewed and approved a new peer group, updated from a peer group that was first utilized in 2015, for use in developing recommendations for 2019 compensation levels, including for Mr. Oringer. The 19 companies in the peer group in respect of 2019 compensation matters consist of technology and software services companies that are similar to us in industry code, revenue, market capitalization and sales growth. Specifically, Aon Hewitt and the Compensation Committee focused on companies within the range of 0.4x to 2.5x of the Company’s revenues and/or market capitalization and with additional consideration for companies within the technology industry. The 2019 peer group include the following:

1-800-FLOWERS.COM, Inc.	Cornerstone OnDemand, Inc.	MicroStrategy Incorporated	Redfin Corporation
Bottomline Technologies, Inc.	Ellie Mae, Inc.	Monotype Imaging Holdings, Inc.	Shutterfly, Inc.
Box, Inc.	Endurance International Group Holdings, Inc.	Nutrisystem, Inc.	Stitch Fix, Inc.
Carbonite, Inc.	Envestnet, Inc.	QuinStreet, Inc.	TrueCar, Inc.
Cloudera, Inc.		Quotient Technology, Inc.	Vonage Holdings Corp.
Chief Executive Officer Compensation
In developing compensation recommendations for Mr. Oringer, our Compensation Committee, in its business judgment, has sought to appropriately reward Mr. Oringer’s previous and current contributions, his critical contributions to the Company’s ongoing success and the success of our brand and to create incentives for Mr. Oringer to continue to contribute significantly to successful results in the future.
Cash Compensation
Since April 2014, Mr. Oringer’s annual base salary has been $1.00 (one dollar) and Mr. Oringer has remained ineligible to participate in our Short-Term Incentive Plan and receive an annual cash bonus. In providing for a $1.00 (one dollar) salary, the Compensation Committee intended to tie Mr. Oringer’s compensation almost entirely to the Company’s long-term business objectives and long-term stock price performance.
Equity Compensation
From our initial public offering in October 2012 through April 2014, Mr. Oringer did not receive any equity compensation for his services as our Founder and Chief Executive Officer.
In April 2014, in connection with aligning Mr. Oringer’s compensation with the long-term business objectives and long-term stock price performance, the Compensation Committee reviewed Mr. Oringer’s total compensation package and, along with reducing Mr. Oringer’s base salary to $1.00 (one dollar), the Compensation Committee approved a grant to Mr. Oringer of options to purchase 500,000 shares of our Common Stock, with an exercise price of $80.94, which vested on the five-year anniversary of the date of grant but is only exercisable if the average closing price for our Common Stock equals or exceeds $161.88 during any 90 consecutive calendar day period occurring between the five year anniversary of the date of grant and the earlier of Mr. Oringer’s termination of service with the Company or April 23, 2024 (the expiration date of the stock option). The $80.94 exercise price was set at a premium to the $74.09 closing price of our Common Stock on the date of grant, specifically equal to the average closing price of our Common Stock over the 90 calendar days preceding the date of grant. The $161.88 stock price threshold represents twice the exercise price, or twice the average closing price of our Common Stock over the 90 calendar days preceding the date of grant. The Compensation Committee believed that using a 90-day average was important to minimize the impact of day to day market fluctuations on the material terms of this award.
In April 2014, the Compensation Committee also granted Mr. Oringer a performance-based RSU for 100,000 shares of our Common Stock, which vests if the average closing price for our Common Stock equals or exceeds $161.88 during any 90 consecutive calendar day period occurring between the five year anniversary of the date of grant and the earlier of Mr. Oringer’s termination of service with the Company or April 23, 2024, as long as Mr. Oringer provides continued service through the five-year anniversary of the date of grant.
If the Company is unable to meet the stock price targets during years six through ten of the term of the grant, the grants will be forfeited by Mr. Oringer.
Mr. Oringer was not granted any equity compensation in 2015.
In February 2016, the Compensation Committee, in consultation with the then-current Chief People Officer, reviewed Mr. Oringer’s overall compensation, specifically with respect to Mr. Oringer’s total realizable compensation and, recognizing Mr. Oringer’s contributions to the Company’s long term growth and a desire to motivate his success and retain his services, determined that it was in the best interest of the Company and its stockholders to grant Mr. Oringer a stock option to purchase 250,000 shares of our Common Stock, with an exercise price equal to the fair market value as of the date of grant. This option vested over four years, becoming fully vested in March 2020.
Mr. Oringer was not granted any additional equity compensation in 2017 and 2018. In connection with the extraordinary cash dividend payment to stockholders in 2018, the applicable exercise prices and number of shares underlying option grants and RSU grants outstanding as of the payment date of the dividend have been adjusted in accordance with the terms of the Amended and Restated 2012 Plan, as reflected in the Outstanding Equity Awards at Fiscal Year End table.
In April 2019, recognizing that one of the Company’s key compensation philosophies is that long-term stock-based incentive compensation strengthens the alignment of the interests of our executive officers with our stockholders, and in consultation with Aon Hewitt, its independent compensation consultant, the Compensation Committee believed it was in the best interest of the Company and its stockholders to grant Mr. Oringer a performance stock unit (“PSU”) award valued at $4,500,000. The number of PSUs subject to the grant was determined by dividing (x) the cash value of the award by (y) the average of the Company’s closing price for a share of Common Stock on each trading day during the thirty (30) trading days period ending on the date immediately prior to the grant date, rounded down to the nearest whole number of shares. This number serves as the “target” number of shares that can actually be earned under the terms of the award.
The PSUs have a maximum three-year vesting period, contingent on continued service and the achievement of the specified performance goals in the specific years. For the PSUs granted to Mr. Oringer in 2019, the Compensation Committee selected Adjusted EBITDA as the financial metric. Annual targets over a three-year period were set by the Compensation Committee based on the Company’s strategic objectives and goals. The Company’s strategic objectives and goals are confidential and disclosure of those targets could provide information that could lead to competitive harm, and for this reason the annual Adjusted EBITDA targets over the three-year period are not disclosed; however, the Compensation Committee seeks to make target goals ambitious, requiring meaningful growth over the performance period, while threshold goals are expected to be achievable. The Company intends to disclose the Adjusted EBITDA payout results as a percentage of target as well as the resulting payout for the applicable fiscal year PSUs as a percentage of target after the end of the applicable performance period.

Percentage Vesting
Outstanding	150%
Target	100%
Threshold	75%
For each tranche of the PSU award that is eligible to vest on a vesting date, vesting is contingent on the Company achieving at least a threshold adjusted EBITDA goal for the fiscal year prior to the fiscal year in which the vesting date occurs. The PSU payout opportunity ranges from 0 to 150% of target, based on performance and subject to continued employment. At the threshold performance level, 75% of target PSUs would pay out, and at or above the outstanding performance level, 150% of target PSUs would pay out.  If the threshold goal is not achieved in an applicable performance year, vesting of that tranche is delayed to the next scheduled vesting date for which the Adjusted EBITDA goal is achieved. Unvested awards from prior years may vest cumulatively on the scheduled vesting date for a future year within the three-year vesting period if the Adjusted EBITDA threshold for that year is achieved. For example, if Adjusted EBITDA performance for the first vesting date is below threshold, then vesting will be delayed. If the Adjusted EBITDA threshold is achieved prior to the second vesting opportunity, then the first tranche of the award will vest on the second vesting date along with any vesting for the second tranche based on achievement of the performance goals for the second year. If the Adjusted EBITDA threshold levels have not been met in any of the performance years by the end of the three-year period, any unvested PSUs will be forfeited.
For 2019, the Company achieved Adjusted EBITDA of $96.3 million and therefore, the applicable threshold Adjusted EBITDA targets were not met and no payout was achieved in respect of the first tranche of PSUs.
Realized Compensation
For purposes of the “Summary Compensation Table” following this Compensation Discussion and Analysis, we are required to report pursuant to applicable SEC rules any equity awards to Mr. Oringer at values determined as of the respective grant dates and which are driven by certain assumptions prescribed by Financial Accounting Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”). As a result, there may be a significant difference between what is reported as compensation for a given year in such table and the value actually realized as compensation in that year or over a period of time. Moreover, the vast majority of reported compensation in respect of such stock option grants is an incentive for future performance and is realizable only if the awards vest and Company’s stock price appreciates to the stock price target.
To supplement the reported compensation disclosed in the “Summary Compensation Table,” we have included the following table, which shows the total realized compensation of Mr. Oringer for the periods presented in the “Summary Compensation Table.” Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding the impact of the Company’s stock price performance for the vesting of Mr. Oringer’s performance RSUs and option awards granted on the value of compensation that Mr. Oringer ultimately realizes.

Year	Total Compensation Reported in Summary Compensation Table ($)	Total Realized Compensation ($)(1)
2019	4,598,576	1,106
2018	661	661
2017	636	636
1. Total realized compensation for a given year is defined as salary, cash bonuses, non-equity incentive plan compensation and all other compensation as reported in the “Summary Compensation Table” below, plus, with respect to any stock options exercised in such year, if any, the difference between the market price of our Common Stock at the time of exercise on the exercise date and the exercise price of the option, plus, with respect to any restricted stock unit vested in such year, if any, the market price of our Common Stock at the time of vesting.

Section 3 - Elements of 2019 Compensation
The principal elements of our executive compensation program are set forth in the following table and described in more detail below.

Compensation Element	Characteristics	Objectives
Base Salary	Annual fixed cash compensation	Provide a fixed level of cash compensation to attract, retain and reward talented and skilled executive talent that is competitive for executive talent specific to our industry.
Annual Bonuses	Annual variable, performance-based cash compensation determined by achievement of pre-established annual corporate goals and individual performance	Motivate and reward the achievement of annual financial and other operating objectives and individual performance to drive stockholder value over time.
Long-Term Incentive Compensation
Variable equity compensation in three forms: (a) stock options, (b) restricted stock units, which vest in annual installments over a period of years (three years for awards granted in 2019); and/or (c) performance stock units, which vest based on achievement of company financial goals
Align an executive’s interest with that of stockholders and motivate and reward profitable growth and increases in stock price over time. Aid in attraction and retention of executive talent.
Other Compensation
Indirect compensation elements consisting of programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts and other plans and programs made available to eligible employees
Provide benefits that promote employee health and welfare, wellness and retirement income and learning and development opportunities, which assists in attracting and retaining our executive officers.
We arrive at total compensation levels by determining appropriate levels for each element. The relative weight of each element is determined by the Compensation Committee based on its assessment of the effectiveness of each element in supporting our short-term and long-term strategic objectives.
In determining compensation for our NEOs, our Compensation Committee, with recommendations from our Executive Managers, as applicable, considers many variables, including each executive’s respective experience. While not formulaic or exhaustive, the variables considered in the past include:
•the experience, knowledge, and performance of the executive officer in question;
•the competitive market for similar executive talent;
•how critical the retention of any particular executive is to achieving the Company’s strategic goals;
•the performance of the Company against internal performance targets;
•how well an executive works across business teams to promote overall corporate goals;
•future potential contributions of the executive;
•pre-existing employment agreements between the Company and an executive officer; and
•compensation at former employers, in the case of new hires.
Based on this analysis the Compensation Committee makes determinations as to each element of the compensation package, weighing each component in its discretion based on the facts and circumstances surrounding each NEO’s employment agreement or annual review.
We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long-term.
Base Salary
We provide a base salary to our NEOs, other than Mr. Oringer, to compensate them in cash at a fixed amount for services rendered on a day-to-day basis during the year. We strive to set base salaries at levels that are competitive based on our review of market data. The base salaries of all NEOs are reviewed annually and adjusted from time to time to reflect individual roles and performance as well as market conditions.
In February 2019, the Compensation Committee reviewed Messrs. Berns and Weiss and Ms. Nadler’s base salary, and decided to maintain each such officer’s base salary at their then-current base salary levels. The Compensation Committee also reviewed Mr. Ciardiello’s base salary and the Compensation Committee determined to increase Mr. Ciardiello’s base salary by approximately 4% to $375,000. Mr. Pavlovsky joined the Company in April 2019 and Mr. Yahes joined the Company in December 2019. Each of Messrs. Pavlovsky’s and Yahes’ 2019 salaries were approved by the Compensation Committee, in consultation with the Chief Executive Officer and Chief Human Resource Officer, and was the result of arm’s-length negotiations during the hiring process, as well as taking into account comparative market data from our peer group, each of Messrs. Pavlovsky’s and Yahes’ scope of responsibility and leadership within the Company, the competitive landscape in New York City for hiring and retaining technology company executives, and subjective judgments as to the each of Messrs. Pavlovsky’s and Yahes’ qualifications, experience, job responsibilities, prior salary and internal pay equity comparisons.
The table below sets forth the base salaries for our named executive officers other than Mr. Oringer at the end of 2019 (or in the case of Mr. Berns, at the time of his departure).

Named Executive Officer	Base Salary at End of 2019
Steven Berns	$600,000
Steven Ciardiello	$375,000
Jarrod Yahes	$550,000
Stan Pavlovsky	$600,000
Lisa Nadler	$500,000
Lou Weiss	$450,000

In connection with his appointment as Chief Executive Officer, Mr. Pavlovsky’s base salary was increased to $700,000 effective April 1, 2020. In light of the impact of the coronavirus (COVID-19) outbreak on the Company’s financial performance, in March 2020, Mr. Pavlovsky voluntarily agreed to delay the increase in his base salary for a six-month period.

Cash Incentives
In general, annual cash bonuses for our NEOs, other than Mr. Oringer, and other executive officers are determined under our Short-Term Incentive Plan. The Short-Term Incentive Plan is an “at risk” bonus compensation program designed to foster a performance-oriented culture, where individual performance is aligned with the Company’s financial and business objectives. Our Short-Term Incentive Plan provides guidelines for the calculation of annual non-equity, incentive-based compensation that is subject to the Compensation Committee’s oversight and modification.
Each of our NEOs has an employment agreement that provides for discretionary annual incentive compensation payable in cash upon the satisfaction of Company financial and business objectives approved by the Compensation Committee, as well as taking into consideration individual performance.
The target incentive compensation for fiscal 2019 for each of our NEOs, other than Mr. Oringer, as a percentage of the NEO’s base salary at the end of 2019 (or in the case of Mr. Berns, at the time of his departure) is set forth below:

Named Executive Officer	Target Incentive Compensation	Percentage of Base Salary at End of 2019
Steven Berns	$480,000	80%
Steven Ciardiello	$187,500	50%
Jarrod Yahes	$440,000	80%
Stan Pavlovsky	$480,000	80%
Lisa Nadler	$250,000	50%
Lou Weiss	$225,000	50%

In consideration for his service as Interim Chief Financial Officer in 2019, Mr. Ciardiello was also entitled to receive a $200,000 guaranteed bonus, payable in March 2020.
Messrs. Pavlovsky and Yahes joined the Company in April 2019 and December 2019, respectively. Under Mr. Pavlovsky’s employment agreement, he was eligible to receive a full 2019 cash incentive award, if any, for his service with the Company in 2019. Mr. Yahes’ employment agreement provided that his 2019 cash incentive award, if any, was subject to proration for his partial year of service with the Company.

Performance Goals
Our Short-Term Incentive Plan was designed to reward our executive officers based on achievement of pre-established Company performance goals and the individual contribution of each executive to that performance. Specifically, in 2019, the Company performance metrics were based on achievement of (i) revenue; (ii) adjusted EBITDA; and (iii) certain strategic and operational business objectives, with a relative weighting of 37.5%, 37.5% and 25%, respectively. In addition, the Compensation Committee has discretion to increase or decrease the bonuses that otherwise would be paid under the Short-Term Incentive Plan based on an individual executive officer’s actual performance versus the specified goals. Consistent with our incentive compensation philosophy, our Compensation Committee established the Company performance targets in 2019 to be challenging but reachable with exemplary corporate performance.
For 2019, our specific financial targets were $705.0 million in revenue and $127.0 million in adjusted EBITDA. Our strategic and operational business objectives, which we established in the context of, and viewed as critical to, achieving and furthering our short- and long-term financial goals, included (i) delivering a unified, performant and conversion optimized experience to users and streamlining our infrastructure and removing legacy services to enable a better experience globally for our users; (ii) improving customer, contributor and partner experiences in international markets through personalization and localization and optimizing the value of our marketing and sales investments through customer segmentation and focus on pricing and packaging; and (iii) radically improving the efficiency and effectiveness of our people, processes and technology. These strategic and operational objectives defined desired outcomes and results for each of our executive officers in 2019.
Payout percentages resulting from achievement of revenue and adjusted EBITDA targets relative to the established targets are set out in the table below.

Percentage of Target Achieved	Payout Percentage	Increase in Payout Percentage
Below 80%	—%
80%	30%	Every additional 1% increases payout 5%
85%	55%	Every additional 1% increases payout 4%
90%	75%	Every additional 1% increases payout 3%
95%	90%	Every additional 1% increases payout 2%
100%	100%
105%	110%	Every additional 1% increases payout 2%
110%	125%	Every additional 1% increases payout 3%
115%	145%	Every additional 1% increases payout 4%
120%	170%	Every additional 1% increases payout 5%
In August 2019, the Company announced that it was revising the full year revenue and Adjusted EBITDA targets, on which it had provided prior guidance, based on weaker than expected revenue growth. The Compensation Committee assessed the Company’s performance, and the Company’s revised guidance and determined not to adjust the revenue and Adjusted EBITDA targets previously approved for the 2019 cash incentive program. In December 2019, the Compensation Committee assessed the Company’s performance in 2019 and its achievement of the 2019 strategic and operational business objectives. The Compensation Committee determined that the Company did not achieve all of the operational milestones and strategic objectives that had been established in February 2019, and, in certain instances, the Company’s execution on its strategic goals and objectives did not yield all of the desired outcomes and did not lead to the Company achieving its revenue and Adjusted EBITDA targets. Recognizing that although the Company experienced significant operational and financial challenges in 2019, the Company made progress on achieving strategic goals and outcomes, and had some critical accomplishments, such as taking critical steps towards developing a long-term strategy for the Company, continued growth in the e-Commerce channel, improving the performance of our website and delivering a unified and performant user experience and streamlining the backend infrastructure, the Compensation Committee, considering the recommendation of management, determined that the Company achieved 50% of its strategic and operational business objectives.
Given the Company achievement score of 50% with respect to the strategic and operational business objectives, the Compensation Committee further evaluated the projected bonus payout percentage based on a forecast of financial results, or approximately 43%, and determined to increase the payout percentage upon final review of the actual results in order to ensure the retention and engagement of the employee population, specifically high-performing existing employees.
In February 2020, the Compensation Committee reviewed actual results for 2019 with respect to revenue and adjusted EBITDA and the Compensation Committee determined that the Company achieved the following financial results and payout percentages:

	Revenue	Adjusted EBITDA
Target (millions)	705.0	127.0
2019 Results (millions)	650.5	96.3
Target Achieved	92%	75.8%
Payout Percentage	81%	—%
Based on these results and the Company achievement of 50% of the strategic and operational business objectives, the payout percentage was 42.6% but the Compensation Committee reaffirmed its determination in December 2019 to increase the payout percentage and fund the bonus pool at 65%.

Individual bonus payments are based on a formula determined by taking each person’s base annual compensation, multiplied by a target bonus percentage, multiplied by the Company achievement score expressed as a percentage. Bonus amounts paid to any employee or executive can then be increased or decreased, regardless of that person’s target bonus or specific corporate performance metrics, based on individual performance.
The Compensation Committee reviewed each NEO’s performance following the end of the fiscal year. Messrs. Oringer and Pavlovsky also participated in the performance discussions other than the discussions regarding each of their own performance. The Compensation Committee placed significant weight on Messrs. Oringer and Pavlovsky’s evaluation of each such NEO’s performance for the past fiscal year because of their first-hand knowledge of each of their contributions as well as consulted with the Chief Human Resources Officer regarding additional information on an NEO’s overall compensation package.

Based on the Compensation Committee’s review of the performance of each of our NEOs as well as their determination to fund the bonus pool at 65%, the Committee determined to award each of the NEO’s a bonus equal to 65% of their target bonus. While the Company did not fully achieve the financial and business and operational targets approved by the Compensation Committee, in determining to exercise upward discretion, the Committee took into consideration that (a) it did not adjust the bonus targets in August 2019 to match the revised financial forecast; (b) there was significant management turnover in 2019 and the executive team displayed continued leadership during such turnover; (c) the executive team spent a significant amount of time developing a long-term strategic plan for the Company; and (d) the executive team addressed key areas of improvement with respect to managing the culture of the Company. Given these considerations and the Committee’s decision to fund the bonus pool at 65%, the Committee awarded the NEOs the bonus amounts set forth in the table below.

Named Executive Officer	Target Payout(1)	Payout based on Company Achievement Score	% Increase/(Decrease) in Payout Based on Individual Performance	Actual Payout
Steven Berns	$144,000	N/A	N/A	$144,000
Steven Ciardiello	$187,500	$79,875	53%	$121,875
Jarrod Yahes	$27,692	$11,797	53%	$18,000
Stan Pavlovsky	$480,000	$204,480	53%	$312,000
Lisa Nadler	$250,000	$106,500	53%	$162,500
Lou Weiss	$225,000	$95,850	53%	$146,250
(1) Target payouts reflect full-year amounts, other than for Mr. Yahes. Mr.Yahes joined the company in December 2019, and therefore, his payout was subject to proration. Mr. Pavlovsky joined the Company in April 2019, and under the terms of his employment agreement was eligible a full year 2019 bonus. The target payout amount for Mr. Berns reflects the bonus amount agreed to as part of his separation agreement.

Long-term Incentive Compensation
Long-term incentives represent the primary component of compensation at the Company and are designed to reward participants the way stockholders are rewarded: through growth in the value of our Common Stock. Our executive officers, including our NEOs, receive either stock options, RSUs or PSUs, or a combination of any of the three. Regardless of the form of award, the overarching purpose of our long-term incentive grants is to align executives’ interests with those of our stockholders, reward employees for enhancing stockholder value and attract and retain our executive officers.
In determining the size of equity-based awards for existing executive officers, the Compensation Committee, upon recommendation of our Executive Managers, as applicable, considers various subjective factors primarily relating to the responsibilities of the individual executive officer, past performance, and the executive officer’s expected future contributions and value to the Company. In making a recommendation to the Compensation Committee, our Executive Managers, as applicable, in conjunction with our Chief Human Resources Officer, also considers the executive officer’s historic total compensation, including prior equity grants and exercise history, as well as the number and value of shares owned by the executive officer or which continue to be subject to vesting under outstanding equity grants previously made to such executive officer.
In determining the size of equity-based awards for new hires, the Compensation Committee and Chief Executive Officer consider a variety of factors, including past compensation from the executive officer’s former employer, the compensation of similarly situated executive officers at the Company, the executive officer’s expected level of responsibility and expected contributions to the Company’s future success, and the compensation of similarly situated executive officers at other technology companies. As the purpose of equity awards is to tie total compensation to long-term stockholder value, executive officers receive sizeable stock-based awards at the time of hire to align their interests to reward long-term performance.
Long-term incentive awards are typically granted annually or upon hire, but the Compensation Committee may award equity at other times during the year to further reward or to encourage retention of our executive officers, including our NEOs. For both new hire and periodic equity grants, the Executive Managers and Chief Human Resources Officer develop grant recommendations for the Compensation Committee by subjectively evaluating the factors above, as applicable, to set a total compensation target for each executive officer and then designing equity awards to help meet those total compensation targets based on stock price appreciation assumptions, taking into account the executive officer’s cash compensation and the estimated value of pre-existing stock-based compensation vesting in subsequent years, if any. In this process, the Executive Managers and Chief Human Resources Officer view projected total compensation for a given year as cash compensation expected to be earned in that year plus an assumed value of stock-based compensation vesting in that year. Because we focus on total compensation over time and take into account existing compensation, equity awards for a smaller number of shares do not necessarily reflect lower total compensation and equity awards for a larger number of shares do not necessarily reflect higher total compensation.
Stock Options
Except for the stock options granted to Mr. Oringer in 2014, which are more fully described above under “Executive Compensation Philosophy & Objectives - Chief Executive Officer Compensation,” stock options are granted under the Amended and Restated 2012 Plan at an exercise price equal to the closing price of our Common Stock on the grant date. The number of options granted to an executive is determined by dividing the fair market value of the option award by the Black-Scholes valuation on the grant date, rounded down to the nearest whole number of shares. We do not issue stock options with accelerated vesting features, except as specified in certain employment agreements.
Although we are required to recognize a charge for the value of an option when granted that might be disproportionate to the value received by the recipient upon exercise, we believe the granting of options is performance-based and aligns the interests of recipients with those of stockholders because the recipient only realizes value if our Common Stock appreciates above the grant date price.
Restricted Stock Units
Under the Amended and Restated 2012 Plan, we grant RSUs, which are the right to receive shares of our Common Stock, that are subject to continued employment through the applicable vesting date. The number of RSUs granted to an executive is determined by dividing the fair market value of the RSU grant by the average of the Company’s closing price for a share of Common Stock on each trading day during the thirty (30) trading days period ending on the date immediately prior to the grant date. RSUs are granted to executive officers, including our NEOs, to serve primarily as a retention mechanism and to award individual performance.
Stock option or RSU grants to our executive officers, including our NEOs, are now structured to vest in equal installments over three years to balance the objective of retaining and incentivizing our executive officers, achieving key short-term deliverables with respect to our financial performance, and the long-term stability of the organization.
Performance Stock Units
In April 2019, the Compensation Committee determined it was in the best interest of the Company to grant our executive officers PSUs, similar to the PSUs granted to Mr. Oringer, and as more fully described above under “Executive Compensation Philosophy & Objectives - Chief Executive Officer Compensation.” The PSUs granted in 2019 are designed to focus our executive officers on achieving important long-term financial objectives over a three-year period. The plan payout is intended to reflect the same key metrics we use to manage our business and drive stockholder returns over time, including Adjusted EBITDA. Similar to the result for the awards for Mr. Oringer, for 2019, the Company achieved Adjusted EBITDA of 96.3 million and therefore, the applicable threshold Adjusted EBITDA targets were not met and no payout was achieved under the PSUs first annual tranche.

The table below summarizes the long-term incentive grants made to our NEOs, other than Mr. Oringer, in 2019. Mr. Oringer’s was granted PSUs in 2019, which are more fully described above under “Executive Compensation Philosophy & Objectives - Chief Executive Officer Compensation.”

Named Executive Officer	2019 RSU Grants ($ Value)	2019 RSU Grants (Number of Shares)	2019 PSU Grants (Target $ Value)	2019 PSU Grants (Target Number of Shares)	2019 Option Grants ($ Value)	2019 Option Grants (Number of Shares)
Steven Berns(1)	$750,000	16,411	1,500,000	32,822	—	—
Steven Ciardiello	$675,000	16,470	225,000	4,923	—	—
Jarrod Yahes(2)	—	—	—	—	—	—
Stan Pavlovsky	$750,000	16,411	1,500,000	32,822	$1,500,000	83,102
Lisa Nadler	$400,000	8,752	600,000	13,129	—	—
Lou Weiss	$400,000	8,752	600,000	13,129	—	—
(1) Mr. Berns’ employment with the Company ended in June 2019. Under the terms of his separation agreement, Mr. Berns’ accelerated vesting in respect of stock options and RSU vesting through June 25, 2020, and he remained eligible for prorated vesting of the first tranche of PSUs granted in 2019.
(2) Mr. Yahes joined the Company in December 2019 and therefore, was granted RSUs and stock options in January 2020.

Mr. Pavlovsky commenced employment with us in April 2019, and in connection with joining the Company, the Compensation Committee awarded Mr. Pavlovsky an equity grant of PSUs and RSUs. The purpose of these grants was largely to attract Mr. Pavlovsky to leave his then-current employment and join the Company, as well as to align his interests with those of our stockholders. In July 2019, in connection with their appointments as President and Chief Operating Officer and Interim Chief Financial Officer, respectively, Mr. Pavlovsky and Mr. Ciardiello were granted additional equity awards in the form of stock options for Mr. Pavlovsky and RSUs for Mr. Ciardiello.
All equity awards granted in 2019 to our NEOs vest in equal annual installments over three years, subject to the NEO’s continued service with us, and performance conditions, as applicable, other than the stock options granted to Mr. Pavlovsky, which vest over annual installments over four years. We believe that, at this stage in our growth, time-based equity awards as well as performance-based equity awards align the interests of our named executive officers with the long-term interests of our stockholders and provide incentives to our named executive officers to continue to build and grow the Company, to enhance stockholder value and to attract and retain our executives. We also aim to compensation our NEOs weighted more towards performance-based equity awards rather than time-based equity awards.
Other Compensation
Other Benefits
Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the United States. We provide employee benefits to all eligible employees in the United States, including our named executive officers, which our Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, a 401(k) plan with a corporate match of up to 50% of eligible payroll contributions including catch-up contributions, life and disability insurance, business travel insurance, flexible spending accounts, fitness reimbursements, learning and development opportunities and other plans and programs. At this time, we do not provide any other special plans or programs for our named executive officers. Employee benefits and perquisites are reviewed from time to time to ensure that benefit levels remain competitive for the Company as a whole, including for our named executive officers. We do not offer special or extraordinary perquisites to our named executive officers.
Section 4 - Other Compensation Information
The prior three sections of this CD&A describe how we think about compensation and how that affects our pay practices. Other compensation related details that may be important to our investors are described below.

Compensation Risk Assessment
Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, our Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for employees, including our named executive officers to take risks that could have a material adverse effect on us in the future.
Equity Grant Policy
Equity awards granted to our employees, including our named executive officers, are generally approved on a monthly basis by our Compensation Committee. In December 2018, our Compensation Committee delegated authority to the Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer and General Counsel of the Company to grant equity awards in 2019 to employees of the Company, who are not executive officers. Grants under this delegation could not exceed 530,000 shares, net of forfeitures, in the aggregate and no grant under this delegation during any fiscal year to an individual employee can exceed $350,000 or be greater than 1.5x such person’s base salary. The delegation also provided that the restricted stock units subject to an award would be determined by dividing (x) the cash value of the award by (y) the average of the Company’s closing price for a share of Common Stock on each trading day during the thirty (30) trading days period ending on the date immediately prior to the grant date, rounded down to the nearest whole number of shares. The number of stock options subject to an award would be determined by using a Black-Scholes calculation as of the grant date. Grants of equity under this delegation are generally effective on the first business day of the month following approval of the equity award.
For newly-hired executive officers, grants of equity awards are generally effective on the first business day of the month following the date on which the executive officer commenced employment with us. For existing executive officers, grants of equity awards are generally effective on the first business day of the month following the date on which the Compensation Committee determined to make the award.
The purchase or equity exercise price of all equity awards is based on the closing price of our Common Stock on that first business day of the month, which is the date of grant.
Separation Arrangements
In line with our objective to retain our executive officers and incentivize them to continue to focus and remain dedicated to their responsibilities and to maximize stockholder value, including in the event of a transaction that could result in a change in control of our Company, we have entered into employment agreements with our executive officers that provide for certain severance payments in connection with certain termination events, including a termination in connection with a change in control. Further, consistent with best practices, none of our NEOs are entitled to excise tax gross-up payments. For each of our NEOs, these separation arrangements are described below under “Employment Agreements and Compensatory Arrangements” and “Potential Payments Upon Termination or Change in Control.”
Executive Clawback Policy
In December 2016, our Compensation Committee recommended, and our Board approved, a Clawback Policy which requires the recovery of certain incentive-based compensation payments paid to an executive officer if the Company is required to prepare an accounting restatement of its financial statements as a result of material noncompliance with any financial reporting requirements under federal securities laws. The Clawback Policy became effective in April 2017.
The Clawback Policy provides that in the event the Company is required to prepare an accounting restatement of its financial statements as a result of material noncompliance with any financial reporting requirements, the Board, upon recommendation from the Compensation Committee, will make a reasonable attempt to recover any incentive-based compensation paid to an executive officer in excess of that which would have been paid under the restated financial statements. The Clawback Policy further provides that if a current or former employee who is not an executive officer committed an act or omission that contributed to the circumstances requiring the accounting restatement and which involved negligence, misconduct, wrongdoing or violations of Company rules or of any applicable legal or regulatory requirements, the Board, upon recommendation of the Compensation Committee, will make a reasonable attempt to recover any incentive-based compensation paid to such employee in excess of that which would have been paid under the restated financial statements.
If the Compensation Committee or the Board determines that an employee, including an executive officer, committed an act or omission that contributed to the circumstances requiring the accounting restatement and which involved willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements, fraud or other illegal conduct, the Company will make a reasonable attempt to recover 100% of such employee’s incentive-based compensation and not just the excess.
Additionally, our Amended and Restated 2012 Plan and related award agreements provide for the recoupment of performance-based annual incentives and long-term incentives consistent with applicable law and the Clawback policy.
Tax and Accounting Treatment of Compensation
Prior to its amendment by the Tax Cuts and Jobs Act of 2017 (“TCJA”), Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 162(m)”), prohibited the Company from taking a tax deduction for compensation paid in excess of $1,000,000 to a named executive officer (other than the principal financial officer), except in the case of compensation that was considered under the regulations to qualify as “performance-based compensation” or was exempt under transition period rules applicable to new public-reporting companies. Since its initial public offering in 2012, as well as in 2017, the first year in which the Company was no longer covered by the newly public company transition-period exemption, the Compensation Committee has awarded certain cash and equity based incentive compensation awards that it had intended to be exempt from the Section 162(m) deduction limitations, either in reliance on the transition rules for newly public companies, the “performance-based compensation” exception and/or the regulations generally regarding the group of executives covered by the Section 162(m) limitations. With the amendment to Section 162(m) under the TCJA, beginning in 2018, except for certain grandfathered arrangements in place prior to November 2, 2017 under the amendment’s transition rules, Section 162(m) no longer includes an exception to the deduction limitations for “performance-based compensation” and expands the group of executive officers covered by the limitation. Based on the proposed regulations published on December 20, 2019, we believe that those elements of the cash and equity-based incentive compensation granted to our executive officers prior to November 2, 2017 that were intended to be exempt from the Section 162(m) deduction should, pending any further guidance, continue to be treated as exempt from the limitations under the transition rules.
Accounting for Executive Compensation
We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a named executive officer is required to render service in exchange for the option or other award. Accounting rules also require us to record cash compensation as an expense over the period in which service is rendered to the Company.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee
Deirdre Bigley (Chairwoman) Rachna Bhasin Paul J. Hennessy Thomas R. Evans

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Employment Agreements and Compensatory Arrangements
The material terms of the employment agreements and compensatory arrangements with our NEOs are set forth below.
Jon Oringer
Mr. Oringer is employed as our Founder and Executive Chairman, and served as our Chief Executive Officer in 2019, pursuant to an employment agreement, dated September 24, 2012. Mr. Oringer’s employment agreement was amended in 2020 in connection with his appointment as Executive Chairman to reflect his new role. Mr. Oringer’s employment agreement generally provides for the following key terms:

•	at-will employment;

•	base salary of $250,000, which was reduced to $1 by the Compensation Committee effective as of April 24, 2014;

•	ineligibility for participation in our Short-Term Incentive Plan;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and

•	reimbursement for necessary and reasonable business expenses.
Mr. Oringer also entered into a Severance and Change in Control Agreement, dated September 24, 2012. Pursuant to the Severance and Change in Control Agreement (the “Severance and CiC Agreement”), if we terminate Mr. Oringer’s employment with the Company without “cause” (as defined in the Severance and CiC Agreement) or due to Mr. Oringer’s death or “disability” (as defined in the Severance and CiC Agreement) at any time other than during the twenty-four month period immediately following a “change of control” (as defined in the Severance and CiC Agreement), Mr. Oringer will receive all accrued but unpaid vacation, expense reimbursements, wages and other benefits due to Mr. Oringer under Company-provided plans, policies and arrangements and, subject to his execution of a satisfactory release and compliance with the covenants described below, the following severance benefits from the Company:

•
cash severance in an amount equal to 12 months of his then-current base salary, which will be paid in three equal installments on each of the following dates: (x) his termination of employment, (y) the six-month anniversary of his termination and (z) the one-year anniversary of his termination of employment;

•	a lump sum payment of a pro rata annual bonus at 100% of the then-current target for the year in which the termination of employment occurs based on the number of days worked relative to 365 days;

•
reimbursement for premiums paid for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Mr. Oringer and his eligible dependents for up to 12 months;

•	accelerated vesting of the then-unvested portion of all of Mr. Oringer’s outstanding equity awards as if he had remained employed for 12 months following his termination of employment;

•	the post-termination exercise period for the outstanding vested options will be extended to 18 months following his termination of employment; and

•	outplacement benefits for six months following termination of employment, up to a maximum of $5,000.
Further, if we terminate Mr. Oringer’s employment with the Company without “cause,” due to Mr. Oringer’s death or “disability” or Mr. Oringer resigns for “good reason” (as defined in the Severance and CiC Agreement), in either case at any time during the twenty-four month period immediately following a “change of control,” Mr. Oringer will receive the “accrued benefits,” (as defined in the Severance and CiC Agreement) and, subject to his execution of a satisfactory release and compliance with the covenants described below, Mr. Oringer will also receive severance payments and benefits set forth above, except as follows:

•	cash severance in an amount equal to 12 months of his then current base salary, in a single lump sum payment;

•	lump sum payment equal to 100% of his full target bonus for the fiscal year in effect at the date of termination of employment; and

•	accelerated vesting of 100% of the then-unvested portion of all of Mr. Oringer’s outstanding equity awards.
Mr. Oringer’s Severance and CiC Agreement contains customary confidentiality, non-competition, non-solicitation of employees or customers and non-disparagement provisions. Under the agreement, Mr. Oringer cannot compete with the Company for a 12-month period after termination. The non-solicitation and non-disparagement covenant also extends for 12 months after termination.
Stan Pavlovsky
Mr. Pavlovsky was appointed Chief Executive Officer effective April 1, 2020 and prior to that served as our President Chief Operating Officer pursuant to an employment agreement dated February 28, 2019, which was amended on November 5, 2019 and further amended on February 11, 2020. Mr. Pavlovsky’s employment agreement, as amended, generally provides for the following key terms:

•	at-will employment, which commenced effective April 1, 2019;

•	base salary of $700,000;

•
an annual cash bonus opportunity, with a target award equal to 100% of his base salary, based on the achievement of individual and company performance-based objectives established by our Compensation Committee;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and

•	reimbursement for necessary and reasonable business expenses.
If the Company terminates Mr. Pavlovsky’s employment without “cause” (as defined in his employment agreement), other than due to his death or “disability” (as defined in his employment agreement) at any time other than during the 12-month period immediately following a “change of control” (as defined in his employment agreement), in addition to the receipt of “accrued benefits” (as defined in his employment agreement) and subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Pavlovsky will receive the following severance benefits from the Company:

•
cash severance in an amount equal to 12 months of his base salary, which will be paid in installments in accordance with the Company’s regular payroll procedures commencing on the 60th day after the date of his termination;

•	a lump sum payment of a pro rata annual bonus based on actual performance for the year in which the termination of employment occurs based on the number of days worked relative to 365 days;

•	reimbursement for premiums paid for coverage pursuant to COBRA for such executive and his eligible dependents for up to 12 months and;

•
if Mr. Pavlovsky’s termination date is at least 12 months following the effective date of his employment, accelerated vesting of the then-unvested portion of all his outstanding equity awards as if he had remained employed for 12 months following his termination of employment.

If the Company terminates Mr. Pavlovsky’s employment with the Company without “cause,” other than due to Mr. Pavlovsky’s death or “disability”, or Mr. Pavlovsky resigns for “good reason” (as defined in his employment agreement), in either case at any time during the 12 month period immediately following a “change of control”, then Mr. Pavlovsky will receive the “accrued benefits” and subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Pavlovsky will receive the severance payments and benefits set forth above, except as follows:

•	cash severance in an amount equal to twelve months of his then-current base salary in a single lump sum payment;

•	a lump sum payment equal to 100% of his full target bonus for the fiscal year in effect at the date of termination of employment; and

•	accelerated vesting of all his outstanding unvested equity awards, unless otherwise set forth in a performance stock unit award agreement.
Mr. Pavlovsky is also subject to the Company’s Confidentiality, Non-Disclosure, Inventions, Non-Solicitation and Non-Competition Agreement, which contains customary confidentiality, non-competition, and non-solicitation of employees or customers provision. Under the agreement, Mr. Pavlovsky cannot compete with the Company for a 12 month period after termination. The non-solicitation covenant also extends for 12 months after termination.
Jarrod Yahes
Mr. Yahes is employed as our Chief Financial Officer pursuant to an employment agreement dated November 7, 2019. Mr. Yahes’ employment agreement generally provides for the following key terms:

•	at-will employment, which commenced effective December 9, 2019;

•	base salary of $550,000;

•
an annual cash bonus opportunity, with a target award equal to 80% of his base salary, based on the achievement of individual and company performance-based objectives established by our Compensation Committee and pro-rated for his initial year of service;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and

•	reimbursement for necessary and reasonable business expenses.
If the Company terminates Mr. Yahes’ employment without “cause” (as defined in his employment agreement), other than due to his death or “disability” (as defined in his employment agreement), at any time other than during the 12-month period immediately following a “change of control” (as defined in his employment agreement), then Mr. Yahes will receive the “accrued benefits” (as defined in his employment agreement), and, subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Yahes will also receive the following severance benefits from the Company:

•
cash severance in an amount equal to 12 months of his base salary, which will be paid in installments in accordance with the Company’s regular payroll procedures commencing on the 60th day after the date of his termination;

•	a lump sum payment of a pro rata annual bonus based on actual performance for the year in which the termination of employment occurs based on the number of days worked relative to 365 days;

•	reimbursement for premiums paid for coverage pursuant to COBRA for such executive and his eligible dependents for up to 12 months; and

•
if Mr. Yahes’ termination date is at least 12 months following the effective date of his employment, accelerated vesting of the then-unvested portion of all his outstanding equity awards as if he had remained employed for 12 months following his termination of employment.

If we terminate Mr. Yahes’ employment with the Company without “cause,” other than due to Mr. Yahes’ death or “disability,” or Mr. Yahes resigns for “good reason” (as defined in his employment agreement), in either case at any time during the 12-month period immediately following a “change of control”, then Mr. Yahes will receive the “accrued benefits” and, subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Yahes will receive severance benefits set forth above, except as follows:

•	cash payment of severance in an amount equal to twelve months of his then current base salary, in a single lump sum payment;

•	a lump sum payment equal to 100% of his full target bonus for the fiscal year in effect at the date of termination of employment; and

•	accelerated vesting of all his outstanding unvested equity awards, unless otherwise set forth in a performance stock unit award agreement.
Mr. Yahes is also subject to the Company’s Confidentiality, Non-Disclosure, Inventions, Non-Solicitation and Non-Competition Agreement, which contains customary confidentiality, non-competition, and non-solicitation of employees or customers provision. Under the agreement, Mr. Yahes cannot compete with the Company for a 12-month period after termination. The non-solicitation covenant also extends for 12 months after termination.
Steven Ciardiello
Mr. Ciardiello is employed as our Chief Accounting Officer pursuant to an employment agreement dated August 5, 2019 and which was amended on November 5, 2019. During 2019, Mr. Ciardiello served as our Interim Chief Financial Officer from June 25, 2019 through December 9, 2019. Mr. Ciardiello’s employment agreement, as amended, generally provides for the following key terms:

•	at-will employment, which commenced effective November 14, 2016;

•	base salary of $375,000;

•
an annual cash bonus opportunity, with a target award equal to 50% of his base salary, based on the achievement of individual and company performance-based objectives established by our Compensation Committee and pro-rated for his initial year of service;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and

•	reimbursement for necessary and reasonable business expenses.
If the Company terminates Mr. Ciardiello’s employment without “cause” (as defined in his employment agreement), other than due to his death or “disability” (as defined in his employment agreement), at any time other than during the 12 month period immediately following a “change of control” (as defined in his employment agreement), Mr. Ciardiello will receive the “accrued benefits” (as defined in his employment agreement) and, subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Ciardiello will also receive the following severance benefits from the Company:

•
cash severance in an amount equal to 12 months of his base salary, which will be paid in installments in accordance with the Company’s regular payroll procedures commencing on the 60th day after the date of his termination;

•	a lump sum payment of a pro rata annual bonus based on actual performance for the year in which the termination of employment occurs based on the number of days worked relative to 365 days;

•	reimbursement for premiums paid for coverage pursuant to COBRA for such executive and his eligible dependents for up to 12 months; and

•
if Mr. Ciardiello’s termination date is at least 12 months following the effective date of his employment, accelerated vesting of the then-unvested portion of all his outstanding equity awards as if he had remained employed for 12 months following his termination of employment.

If we terminate Mr. Ciardiello’s employment with the Company without “cause,” other than due to Mr. Ciardiello’s death or “disability”, or Mr. Ciardiello resigns for “good reason” (as defined in his employment agreement), in either case, at any time during the 12-month period immediately following a “change of control”, in addition to the “accrued benefits” and subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Ciardiello will receive severance benefits set forth above, except as follows:

•	cash severance in an amount equal to 12 months of his then-current base salary in a single lump sum payment;

•	lump sum payment equal to 100% of his full target bonus for the fiscal year in effect at the date of termination of employment; and

•	accelerated vesting of all his outstanding unvested equity awards, unless otherwise set forth in performance stock unit award agreement.
Mr. Ciardiello is also subject to the Company’s Confidentiality, Non-Disclosure, Inventions, Non-Solicitation and Non-Competition Agreement, which contains customary confidentiality, non-competition, and non-solicitation of employees or customers provision. Under the agreement, Mr. Ciardiello cannot compete with the Company for a 12 month period after termination. The non-solicitation covenant also extends for 12 months after termination.
Lou Weiss
Mr. Weiss was employed as our Chief Marketing Officer pursuant to an amended and restated employment agreement dated November 5, 2019.
Mr. Weiss’s employment agreement generally provided for the following key terms:

•	at-will employment, which commenced effective February 26, 2018;

•	base salary of $450,000;

•
an annual cash bonus opportunity, with a target award equal to 50% of his base salary, based on the achievement of individual and company performance-based objectives established by our Compensation Committee and pro-rated for his initial year of service;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and

•	reimbursement for necessary and reasonable business expenses.
Mr. Weiss separated from the Company on April 21, 2020. For a summary of the payments due to Mr. Weiss upon his separation from the Company, see “Potential Payments Upon Termination or Change in Control” below.
Steven Berns
Mr. Berns was employed as our Co-Chief Operating and Financial Officer pursuant to an employment agreement, dated August 5, 2015 and amended March 1, 2017.
Mr. Berns’ employment agreement generally provided for the following key terms:

•	at-will employment, which commenced effective September 21, 2015;

•
base salary of $500,000, which can be adjusted up, as determined in the sole discretion of the Board or Compensation Committee. Pursuant to the March 2017 amendment of Mr. Berns’ employment agreement, Mr. Berns’ base salary was increased to $600,000;

•
commencing January 1, 2016, an annual cash bonus opportunity, with a target award equal to 80% of his base salary, based on the achievement of individual and company performance-based objectives established by our Compensation Committee;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and

•	reimbursement for necessary and reasonable business expenses.
Mr. Berns’ separated from the Company on June 25, 2019. For a summary of payments made to Mr. Berns upon his separation from the Company, see “Potential Payments Upon Termination or Change in Control” below.
Lisa Nadler
Ms. Nadler was employed as our Chief Human Resources Officer pursuant to an amended and restated employment agreement, dated November 5, 2019. Ms. Nadler’s employment agreement generally provided for the following key terms:

•	at-will employment, which commenced effective July 10, 2017;

•	base salary of $500,000;

•
an annual cash bonus opportunity, with a target award equal to 50% of her base salary, based on the achievement of individual and company performance-based objectives established by our Compensation Committee and pro-rated for her initial year of service;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and

•	reimbursement for necessary and reasonable business expenses.
Ms. Nadler separated from the Company on March 27, 2020. For a summary of payments made to Ms. Nadler upon her separation from the Company, see “Potential Payments Upon Termination or Change in Control” below.

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by, or paid to each of our named executive officers during the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)	Total ($)
Jonathan Oringer	2019	1	—	4,597,471	—	—	1,105(4)	4,598,576
Chief Executive Officer(3)	2018	1	—	—	—	—	660(4)	661
	2017	1	—	—	—	—	635(4)	636

Steven Berns(5)	2019	293,347	—	2,298,689	—	—	778,598(6)	3,370,634
Former Co-Chief Operating Officer and Chief Financial Officer	2018	600,000	—	1,611,141	—	328,320	14,626(7)	2,554,087
	2017	584,615	—	675,150	456,000	367,200	1,242(4)	2,084,207

Steven Ciardiello
Chief Accounting Officer	2019	372,692	200,000(8)	910,851	—	121,875	9,902(9)	1,615,320

Jarrod Yahes(10)
Chief Financial Officer	2019	31,731	—	—	—	18,000	—	49,731

Stan Pavlovsky(11)
President and Chief Operating Officer	2019	450,000	—	2,298,689	1,499,991	312,000	7,442(12)	4,568,122

Lisa Nadler(13)	2019	500,000	—	1,021,624	—	162,500	15,168(14)	1,699,292
Former Chief Human Resources Officer	2018	500,000	—	1,288,923	—	171,000	15,168(14)	1,975,091
	2017	240,385	—	946,215	122,880	100,000	876(4)	1,410,356

Lou Weiss(15)	2019	450,000	—	1,021,624	—	146,250	14,729(16)	1,632,603
Former Chief Marketing Officer	2018	380,769	—	962,549	499,986	153,000	10,284(17)	2,006,588

(1)
Amounts represent the aggregate grant date fair value computed in accordance with ASC Topic 718 for RSUs, PSUs and options granted to the NEOs with respect to the 2019 amounts, and RSUs and options with respect to the 2018 and 2017 amounts. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our audited consolidated financial statements included in our 2019 Annual Report. See also our discussion in our 2019 Annual Report of equity-based compensation under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates-Equity-Based Compensation.” Please also refer to the Grants of Plan-Based Awards in 2019 table for information on stock awards made in 2019. These amounts do not necessarily represent the actual value that may be realized by the NEOs. Of the amounts shown in 2019 for each NEO, PSUs represented $4,597,471 for Mr. Oringer, $1,532,459 for each of Messrs. Berns and Pavlovsky, $229,855 for Mr. Ciardiello, and $612,993 for each of Ms. Nadler and Mr. Weiss. For the PSUs granted in 2019, assuming the aggregate grant date fair value, if the maximum performance level had been achieved, the amounts that would be received with respect to the 2019 PSUs calculated as of the granted are as follows: Mr. Oringer, $6,896,206, Mr. Berns, $2,298,688, Mr. Ciardiello, $344,782, Mr. Pavlovsky, $2,298,688, Ms. Nadler, $919,489, and Mr. Weiss, $919,489. As of December 31, 2019, due to the performance of our business, the expected payout of the PSUs granted in 2019 was determined to be zero.

(2)
Amounts shown in the non-equity incentive plan compensation column represent performance-based bonuses earned under the Short-Term Incentive Plan for performance during 2019, but actually paid in 2020. For further information regarding our Short-Term Incentive Plan, see “Compensation Discussion and Analysis - Section 3 - Elements of 2019 Compensation - Cash Incentives.”

(3)	Mr. Oringer stepped down as Chief Executive Officer effective April 1, 2020 and assumed the role of Executive Chairman.

(4)	Represents the value of Company-provided group term life insurance premium.

(5)	Mr. Berns departed the Company on June 25, 2019.

(6)
Consists of $744,000 in severance pay, $11,459 in reimbursement of premiums under COBRA, $10,823 in payment of accrued but unused vacation, $9,750 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium, mobile phone allowance and fitness reimbursement.

(7)	Consists of a $12,250 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium, mobile phone allowance and fitness reimbursement.

(8)	In connection with his appointment as Interim Chief Financial Officer, Mr. Ciardiello was guaranteed a cash bonus in the amount of $200,000, payable in March 2020.

(9)	Consists of a $9,317 payment for 401(k) matching contributions by the Company and the value of Company-provided group term life insurance.

(10)	Mr. Yahes joined the Company in December 2019.

(11)	Mr. Pavlovsky joined the Company in April 2019 and assumed the Chief Executive Officer role effective April 1, 2020.

(12)	Consists of a $6,231 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium and mobile phone allowance.

(13)	Ms. Nadler departed the Company on March 27, 2020.

(14)	Consists of a $12,246 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium and mobile phone allowance.

(15)	Mr. Weiss departed the Company on April 21, 2020.

(16)	Consists of a $12,500 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium, mobile phone allowance and fitness reimbursement.

(17)	Consists of a $9,250 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium, mobile phone allowance and fitness reimbursement.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Oringer.
For 2019, our last completed fiscal year:

•	the annual total compensation of the employee reasonably identified at the median of our company (other than our CEO), was $108,148; and

•	the annual total compensation of the CEO for purposes of determining the CEO pay ratio was $4,598,576.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Oringer to the median of the annual total compensation of all employees was estimated to be 43 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described below. Due to the fact that Mr. Oringer is compensated largely in the form of periodic performance-based and time-based equity grants, and not through annual salary, annual bonus or other “regular” forms of cash compensation, as more fully described and detailed in the Compensation Discussion and Analysis section and Summary Compensation Table set forth above, Mr. Oringer typically receives only a fraction of the total compensation of our estimated median employee. In 2019, Mr. Oringer was granted a PSU award and therefore, the ratio in 2019 is not representative of his standard annual compensation. The PSU award is subject to multi-year future performance periods with substantial performance hurdles.

Moreover, the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, and in particular due to the current pay structure for Mr. Oringer, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies will have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Identifying the Median Employee

We identified the median employee by examining base salaries as of December 31, 2019 for all employees excluding our CEO, who were employed by us on December 31, 2019. In making this determination, we annualized the compensation of all newly hired permanent employees during this period. We included all employees, whether employed on a full-time, part-time basis or temporary basis (excluding any independent contractors), and did not make any estimates, assumptions or adjustments to any annual base salaries. Base salaries for employees outside of the United States were converted into United States dollars by applying the applicable exchange rates in effect on December 31, 2019. No cost of living adjustments were applied in our methodology.

Our identification of the median employee excluded all compensation other than annual base salary. We used annual base salary as our consistently applied compensation measure as base salary is the primary compensation component for a large portion of our workforce.

We identified our median employee by using our global population of approximately 1,129 full-time and part-time employees, excluding Mr. Oringer, as of December 31, 2019.

Grants of Plan-Based Awards in 2019

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) Target	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold	Target	Maximum
Jonathan Oringer	4/1/19	3/26/19	—	73,851	98,468	147,702	—	—	—	4,597,471

Steven Berns	—	—	480,000(4)
	4/1/19	3/26/19	—	24,617	32,822	49,233	—	—	—	1,532,459
	4/1/19	3/26/19	—	—	—	—	16,411(5)	—	—	766,230

Steven Ciardiello	—	—	187,500(6)	—	—	—	—	—	—	—
	4/1/19	3/26/19	—	3,692	4,923	7,385	—	—	—	1,532,459
	4/1/19	3/26/19	—	—	—	—	4,923(7)	—	—	229,855
	7/1/19	7/1/19	—	—	—	—	11,547(8)	—	—	451,141

Jarrod Yahes	—	—	27,692(9)	—	—	—	—	—	—	—

Stan Pavlovsky	—	—	480,000(10)	—	—	—	—	—	—	—
	4/1/19	3/26/19	—	24,617	32,822	49,233	—	—	—	1,532,459
	4/1/19	3/26/19	—	—	—	—	16,411(7)	—	—	766,230
	7/1/19	7/1/19	—	—	—	—	—	83,102(11)	39.07	1,499,991

Lisa Nadler	—	—	250,000(12)			—	—	—	—	—
	4/1/19	3/26/19	—	9,847	13,129	19,694	—	—	—	612,933
	4/1/19	3/26/19	—	—	—	—	8,752(13)	—	—	408,631

Lou Weiss	—	—	225,000(14)			—	—	—	—	—
	4/1/19	3/26/19	—	9,847	13,129	19,694	—	—	—	612,933
	4/1/19	3/26/19	—	—	—	—	8,752(15)	—	—	408,631

(1)
In accordance with our policy on the timing of equity award grants, unless otherwise specified by our Board of Directors or the Compensation Committee, specifically with respect to newly hired executives and the start date of such executive’s employment with the Company, the effective grant date for all equity awards determined during the course of any calendar month is the first business day following the calendar month in which the grant is approved by our Compensation Committee.

(2)
These figures represent threshold, target and maximum potential future payouts under the PSUs granted to each of our named executive officers in fiscal 2019. The PSUs are eligible to vest based on the achievement of certain performance goals over a three-year performance period of 2019, 2020 and 2021, respectively. Vesting of the PSU award is contingent upon the Company’s achievement of Adjusted EBITDA targets, as well as the NEO’s continued employment with the Company at the time of vesting. Each PSU will be settled in shares of the Company’s stock. NEOs do not have voting or dividend rights with respect to unvested PSUs. An NEO is eligible to earn and vest in 0% to 150% of the target number of PSUs, depending on the level of performance achieved. See “Compensation Discussion and Analysis - Section 2 - Establishing and Evaluating Executive Compensation - Executive Compensation Philosophy & Objectives - Chief Executive Officer Compensation” and “Compensation Discussion and Analysis - Section 3 - Elements of 2019 Compensation - Long Term Incentive Compensation” for further information regarding the PSUs.

(3)
Amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our audited consolidated financial statements included in our 2019 Annual Report. See also our discussion in our 2019 Annual Report of equity-based compensation under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates-Equity-Based Compensation.”

(4)
Represents target bonus amount payable under our Short Term Incentive Program. Mr. Berns’ target bonus amount (as a percentage of annual base salary) was 80% and his employment agreement did not provide for any threshold or maximum value.

(5)
These RSUs were scheduled to vest in three equal annual installments beginning April 1, 2020. Mr. Berns departed from the Company in June 2019 and in accordance with his separation agreement accelerated vesting in the first installment of these RSUs and forfeited the remainder unvested RSUs.

(6)
Represents target bonus amount payable under our Short Term Incentive Program. Mr. Ciardiello’s target bonus amount (as a percentage of annual base salary) is 50% and his employment agreement does not provide for any threshold or maximum value.

(7)	These RSUs are scheduled to vest in three equal annual installments beginning April 1, 2020.

(8)	These RSUs are scheduled to vest in three equal annual installments beginning July 1, 2020.

(9)
Represents target bonus amount payable under our Short Term Incentive Program. Mr. Yahes’ target bonus amount (as a percentage of annual base salary) is 80% and his employment agreement does not provide for any threshold or maximum value. For 2019, Mr. Yahes was eligible to receive a pro-rata portion of his bonus based on his start date with the Company.

(10)
Represents target bonus amount payable under our Short Term Incentive Program. Mr. Pavlovsky’s target bonus amount (as a percentage of annual base salary) is 80% and his employment agreement does not provide for any threshold or maximum value.

(11)	This option is scheduled to vest in three equal annual installments beginning July 1, 2020.

(12)
Represents target bonus amount payable under our Short Term Incentive Program. Ms. Nadler’s target bonus amount (as a percentage of annual base salary) was 50% and her employment agreement did not provide for any threshold or maximum value.

(13)
These RSUs were scheduled to vest in three equal annual installments beginning April 1, 2020. Ms. Nadler departed from the Company in March 2020 and in accordance with her separation agreement the vesting of the first installment of these RSUs was accelerated and the remainder unvested RSUs were forfeited.

(14)
Represents target bonus amount payable under our Short Term Incentive Program. Mr. Weiss’ target bonus amount (as a percentage of annual base salary) is 50% and his employment agreement does not provide for any threshold or maximum value.

(15)
These RSUs were scheduled to vest in three equal annual installments beginning April 1, 2020. Mr. Weiss departed the Company on April 21, 2020. In accordance with the terms of Mr. Weiss’ separation agreement, Mr. Weiss forfeited all unvested equity awards.

Outstanding Equity Awards at Fiscal Year-End
The following table shows all outstanding equity awards held by each of the named executive officers at December 31, 2019:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan Oringer	4/24/14	—	—	527,485(3)	76.73	4/24/2024	—	—	105,497(4)	4,523,711
	3/1/16	197,806(5)	65,936(5)	—	32.95	3/1/2026	—	—	—	—
	4/1/19	—	—	—	—	—	—	—	98,468	4,137,405

Steven Berns(6)	—	—	—	—	—	—	—	—	—	—

Steven Ciardiello	3/1/18	—	—	—	—	—	7,738(7)	331,805	—	—
	4/1/19	—	—	—	—	—	4,923(8)	211,098	4,923	211,098
	7/1/19	—	—	—	—	—	11,547(9)	495,135

Jarrod Yahes	—	—	—	—	—	—	—	—	—	—

Stan Pavlovsky	4/1/19	—	—	—	—	—	16,411(8)	703,704	32,822	1,407,407
	7/1/19	—	83,102(10)	—	39.07	7/1/2029

Lisa Nadler(11)	8/1/17	3,164(12)	3,165(12)	—	39.53	6/25/2020	11,970(13)	513,274	—	—
	3/1/18	—	—	—	—	—	20,636(14)	884,872
	4/1/19						8,752(8)	375,286	13,129	562,972

Lou Weiss	4/2/18	5,578(15)	16,734(15)	—	45.31	4/2/2028	15,933(16)	683,207	—	—
	4/1/19	—	—	—	—	—	8,752(8)	375,286	13,129	562,972

(1)	Assumes a price per share of our Common Stock of $42.88, which represents the closing price per share of our Common Stock on the NYSE on December 31, 2019.

(2)
Except as otherwise set forth for Mr. Oringer, represents the target number of PSUs granted to each of our named executive officers in fiscal 2019. The PSUs are eligible to vest based on the achievement of certain performance goals over a three-year performance period of 2019, 2020 and 2021, respectively. Vesting of the PSU award is contingent upon the Company’s achievement of annual Adjusted EBITDA targets, as well as the NEO’s continued employment with the Company at the time of vesting and unvested awards from prior years may vest cumulatively on the scheduled vesting date for a future year within the three-year vesting period if the Adjusted EBITDA threshold for that year is achieved. An NEO is eligible to earn and vest in 0% to 150% of the target number of PSUs, depending on the level of performance achieved. Given the PSUs ability to vest cumulatively as a result of future achievement of PSU targets, amounts have been reported assuming achievement of target performance goals. In 2020, the Compensation Committee certified that the 2019 threshold amount was not achieved and no PSUs were earned for fiscal 2019. See “Compensation Discussion and Analysis - Section 2 - Establishing and Evaluating Executive Compensation - Executive Compensation Philosophy & Objectives - Chief Executive Officer Compensation” and “Compensation Discussion and Analysis - Section 3 - Elements of 2019 Compensation - Long Term Incentive Compensation” for further information regarding the PSUs.

(3)
Mr. Oringer received a grant of 500,000 stock options on April 24, 2014, which vested in full on the fifth anniversary of the date of grant; provided, however, that the option will not be exercisable, in whole or part, unless and until the average closing price for our Common Stock equals or exceeds $161.88 during any 90 consecutive calendar day period occurring between the five year anniversary of the date of grant and the earlier of Mr. Oringer’s termination of service with the Company or April 23, 2024 (the expiration date of the stock options).

(4)
Mr. Oringer received a grant of 100,000 RSUs on April 24, 2014, which is scheduled to vest upon the satisfaction of both of the following requirements: (x) his continued service until the five year anniversary of the date of grant and (y) the average closing price for the Company’s Common Stock equals or exceeds $161.88 during any 90 consecutive calendar day period occurring between the five year anniversary of the date of grant and the earlier of Mr. Oringer’s termination of service with the Company or April 23, 2024, inclusive.

(5)	The option is fully vested as of March 1, 2020.

(6)
Upon termination of his employment in June 2019, other than the right to vest in the first annual tranche of PSU awards, subject to the terms of the PSU award agreement, all of Mr. Berns’ unvested and outstanding equity awards that would have vested through June 25, 2020 immediately vested and became exercisable and the remaining outstanding awards were forfeited.

(7)	This RSU is scheduled to vest in four equal annual installments beginning March 1, 2018.

(8)	This RSU is scheduled to vest in three equal annual installments beginning April 1, 2020.

(9)	This RSU is scheduled to vest in three equal annual installments beginning July 1, 2020.

(10)	This option is scheduled to vest in four equal annual installments beginning July 1, 2020.

(11)	Upon termination of her employment in March 2020, Ms. Nadler forfeited all unvested equity.

(12)	This option is scheduled to vest in four equal annual installments beginning August 1, 2018.

(13)	The RSU is scheduled to vest in four equal annual installments beginning August 1, 2018

(14)	This RSU is scheduled to vest in four equal annual installments beginning March 1, 2019.

(15)	This option is scheduled to vest in four equal annual installments beginning April 2, 2019.

(16)	The RSU is scheduled to vest in four equal annual installments beginning April 2, 2019.

Option Exercises and Stock Vested in 2019
The following table presents information concerning each exercise of stock options and vesting of stock awards during fiscal 2019 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jonathan Oringer	—	—	—	—
Steven Berns	163,517	1,001,002	41,073(3)	1,671,323
Steven Ciardiello	—	—	9,035(4)	391,614
Jarrod Yahes	—	—	—	—
Stan Pavlovsky	—	—	—	—
Lisa Nadler	—	—	12,862(5)	557,262
Lou Weiss	—	—	5,310(6)	248,667

(1)	The value realized on exercise represents the difference between the market value of our Common Stock at the time the applicable option was exercised and the exercise price of the option.

(2)
Value realized was calculated by multiplying the number of shares that vested by the per share closing price of the Company’s Common Stock on the vesting date. The values do not include the payment of taxes by the NEOs.

(3)	After shares were withheld by the Company to satisfy tax withholding obligations that arose upon the vesting of Mr. Berns’ restricted stock units, Mr. Berns’ received 22,806 shares.

(4)	After shares were withheld by the Company to satisfy tax withholding obligations that arose upon the vesting of Mr. Ciardiello’s restricted stock units, Mr. Ciardiello received 5,885 shares.

(5)	After shares were withheld by the Company to satisfy tax withholding obligations that arose upon the vesting of Ms. Nadler’s restricted stock units, Ms. Nadler received 7,894 shares.

(6)	After shares were withheld by the Company to satisfy tax withholding obligations that arose upon the vesting of Mr. Weiss’ restricted stock units, Mr. Weiss received 3,506 shares.

Potential Payments Upon Termination or Change in Control
The tables below reflect the amount of compensation that would have been owed to each of our NEOs in the event of employment termination or a termination upon a change of control on December 31, 2019. Messrs. Berns and Weiss’ and Ms. Nadler’s employment with the Company ended in June 2019, April 2020 and March 2020, respectively. Therefore, potential payments to Messrs. Berns and Weiss and Ms. Nadler upon termination or change in control are not set forth in tabular form below. Instead, actual payments made to Mr. Berns and Ms. Nadler in connection with Mr. Berns’ and Ms. Nadler’s separation from the Company, and payments due to Mr. Weiss upon his separation from the Company, are described below.

For additional information, see “Employment Agreements and Compensatory Arrangements” above for a more detailed description of potential payments and benefits to our named executive officers upon termination and/or a change of control.

Regardless of the reason for a named executive officer’s termination of employment, he or she may be entitled to receive amounts earned during the term of employment. Such amounts include, through the date of termination:

•	earned but unpaid salary;

•	benefits;

•	unreimbursed business expenses; and

•	the ability to exercise vested stock options for a limited period of time.
The amounts in the table below were calculated using the following assumptions:

•	the tables do not include the value of vested but unexercised stock options and vested restricted stock units as of December 31, 2019; and

•
benefit continuation expense was calculated using the Company’s costs for medical, dental, and life insurance coverage for each named executive officer as in effect on January 1, 2020, except where otherwise specified.

Because the payments to be made to the named executive officers depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can be determined only at the time of his or her actual separation from the Company.

Name of Executive Cause of Termination	Cash Severance Payment ($)	Pro-Rata Bonus ($)(1)	Acceleration of Equity Awards ($)(2)	Continued Participation in Medical & Dental Benefit Plans ($)	Outplacement Benefits ($)	Total ($)
Jonathan Oringer
Change in Control(3)	—	—	9,400,764	28,773	5,000	9,434,537
Termination by Company without “cause”	—	—	654,744	28,773	5,000	688,517
Death or disability	—	—	—	—	—	—
Steven Ciardiello
Change in Control(3)	375,000	187,500	1,038,039	28,773	—	1,629,312
Termination by Company without “cause”/by employee for “good reason”	375,000	387,500(4)	343,597	28,773	—	1,134,870
Death or disability	—	—	—	—	—	—
Jarrod Yahes
Change in Control(3)	550,000	440,000	—	—	—	990,000
Termination by Company without “cause”	550,000	27,726	—	—	—	577,726
Death or disability	—	—	—	—	—	—
Stan Pavlovsky
Change in Control(3)	600,000	480,000	2,427,730	28,773	—	3,536,503
Termination by Company without “cause”	600,000	361,644	—	28,773	—	990,417
Death or disability	—	—	—	—	—	—

(1)
Aside from Mr. Oringer, each NEO's employment agreement provides for a pro rata bonus for the year of termination, other than a termination in connection with a change in control, if performance targets are met and bonuses are paid to similarly situated executives, with such bonuses to be paid at the time such other bonuses are paid. Mr. Oringer's Severance and CiC Agreement provides for a bonus payment equal to 100% of his target for the year of termination. Mr. Ciardiello, Mr. Yahes, Mr. Pavlovsky and Mr. Weiss's employment agreements provide for a bonus payment equal to 100% of each of their targets for the year of termination in connection with a change in control. With respect to Messrs. Pavlovsky and Yahes, as the termination event is assumed to occur on December 31, 2019, the amounts reflected in the "Pro-Rata Bonus" column for a termination other than in connection with a change in control reflect 100% of the pro-rata target bonus for Messrs. Pavlovsky and Yahes’ partial year of service.

(2)
Represents the value of unvested equity awards, based on the closing market price of our common stock of $42.88 per share on December 31, 2019, that would vest on an accelerated basis upon the occurrence of certain events. For Mr. Oringer, includes acceleration of vesting for performance-based RSUs assuming target performance was achieved on the assumed date of termination on December 31, 2019 and does not include any amount for acceleration of vesting of performance-based stock options because the exercise price of such stock options was greater than the closing market price of our Common Stock on December 31, 2019. With respect termination by the Company upon Change in Control, assumes full acceleration of vesting of the 2019 PSUs granted to the NEOs as if target performance was achieved for the three years of the performance period.

(3)
Represents change in control severance benefits based on a double-trigger arrangement, which assumes a “change in control” of the Company followed by the termination by the Company of an NEO without “cause” or by the NEO for “good reason.”

(4)	Includes an accelerated payment of a $200,000 guaranteed bonus for Mr. Ciardiello.

Steven Berns, Former Co-Chief Operating and Financial Officer
Mr. Berns, our former Co-Chief Operating and Financial Officer, departed the Company effective as of June 25, 2019. Pursuant to a Mutual Separation Agreement and General Release with Mr. Berns, effective July 9, 2019, subject to and in consideration of Mr. Berns executing a release of claims in favor of the Company, the Company agreed to provide the following benefits to Mr. Berns:

•	severance in an amount equal to 12 months of Mr. Berns’ base salary, paid in accordance with the Company’s normal payroll procedures commencing on the 60th day after June 25, 2019;

•	a guaranteed pro-rated bonus payment in the amount of $144,000, paid in March 2020;

•	reimbursement for premiums paid for coverage pursuant to COBRA for Mr. Berns and his eligible dependents for up to approximately 12 months following his separation date;

•	accelerated vesting of all unvested and outstanding equity that would have vested through June 25, 2020;

•	outplacement benefits for a period of six months at a total cost not to exceed $5,000; and

•	all accrued but unpaid paid time off.
Mr. Berns’ receipt of severance payments or benefits pursuant to his Mutual Separation Agreement and General Release is also subject to Mr. Berns’ compliance with certain with restrictive covenants. In accordance with his employment agreement, for the 12-month period following termination of his employment, Mr. Berns is restricted from (i) soliciting employees or customers; (ii) competing against the Company; and (iii) disparaging the Company. Mr. Berns is also restricted from disclosing confidential information at any time.
Lisa Nadler, Former Chief Human Resources Officer
Ms. Nadler, our former Chief Human Resources Officer, departed the Company effective as of March 27, 2020. Pursuant to a Mutual Separation Agreement and General Release with Ms. Nadler, effective as of March 27, 2020, subject to and in consideration of Ms. Nadler executing the release of claims in favor of the Company, the Company agreed to provide the following benefits to Ms. Nadler:

•	severance in an amount equal to 12 months of Ms. Nadler’s base salary, paid in accordance with the Company’s normal payroll procedures, commencing on the 60th day after March 27, 2020;

•	reimbursement for premiums paid for coverage pursuant to COBRA for Ms. Nadler and her eligible dependents for up to approximately 12 months following her separation date;

•	accelerated vesting of all unvested and outstanding equity that would have vested through March 27, 2021; and

•	accelerated vesting of the portion of unvested RSUs scheduled to vest on April 1, 2021.

Ms. Nadler’s receipt of severance payments or benefits pursuant to her Mutual Separation Agreement and General Release is also subject to Ms. Nadler’s compliance with certain with restrictive covenants. In accordance with her employment agreement, for the 12-month period following termination of her employment, Ms. Nadler is restricted from (i) soliciting employees or customers; (ii) competing against the Company; and (iii) disparaging the Company. Ms. Nadler is also restricted from disclosing confidential information at any time.
Lou Weiss, Former Chief Marketing Officer
Mr. Weiss, our former Chief Marketing Officer, departed from the Company effective as of April 21, 2020. Pursuant to a Mutual Separation Agreement and General Release with Mr. Weiss, dated March 22, 2020, subject to and in consideration of Mr. Weiss executing the release of claims in favor of the Company, the Company agreed to provide the following benefits to Mr. Weiss:

•
severance in an amount equal to Mr. Weiss’s base salary, paid in accordance with the Company’s normal payroll procedures, prorated for the period starting on his separation date through March 20, 2021;

•	reimbursement for premiums paid for coverage pursuant to COBRA for Mr. Weiss and his eligible dependents for the period starting on his separation date through March 20, 2021;

•	a lump sum payment of $140,000 to be paid following the 60th day after his separation date.

Mr. Weiss’ receipt of severance payments or benefits pursuant to his Mutual Separation Agreement and General Release is also subject to Mr. Weiss’ compliance with certain with restrictive covenants. In accordance with his employment agreement, for the 12-month period following termination of his employment, Mr. Weiss is restricted from (i) soliciting employees or customers; (ii) competing against the Company; and (iii) disparaging the Company. Mr. Weiss is also restricted from disclosing confidential information at any time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Related Person Transactions
The Audit Committee is responsible for the review, approval, or ratification of “related person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. These transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Audit Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
Transactions with Related Persons
Since January 1, 2019, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a party and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
a director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Indemnification of our Directors and Officers
Our Charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for: (1) any breach of the director’s duty of loyalty to us or our stockholders; (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit.
Our Charter and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Selection of the Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm to perform the audit of our financial statements for fiscal 2020, and we are asking our stockholders to ratify this appointment. PricewaterhouseCoopers has been our independent registered public accounting firm since September 2011.
The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. The Audit Committee also reviews the performance of the independent registered public accounting firm annually.
As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PricewaterhouseCoopers. In the event that a majority of the shares of Common Stock represented by proxy or by attending the meeting at the 2020 Annual Meeting and entitled to vote on Proposal Three does not ratify this appointment of PricewaterhouseCoopers, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.
We expect that a representative of PricewaterhouseCoopers will be present at the 2020 Annual Meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee, or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. Notwithstanding the foregoing, pre-approval is not required with respect to the provision of services, other than audit, review or attest services, by the independent registered public accounting firm if the aggregate amount of all such services is no more than 5% of the total amount paid by us to the independent auditor during the fiscal year in which the services are provided, such services were not recognized by us at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the Audit Committee or by the Chairman of the Audit Committee.
From time to time, our Audit Committee may pre-approve services that are expected to be provided to us by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the Audit Committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the Audit Committee following such approval, management or the independent registered public accounting firm shall report to the Audit Committee regarding each service actually provided to us pursuant to such pre-approval.
The Audit Committee has delegated to its chairman the authority to grant pre-approvals of audit or non-audit services to be provided by the independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee is reported to the Audit Committee at its next regularly scheduled meeting.

Principal Accountant Fees and Services
The following is a summary of the fees billed to us by PricewaterhouseCoopers for professional services rendered for the fiscal years ended December 31, 2019 and December 31, 2018:

Fee Category	Fiscal 2019	Fiscal 2018
Audit Fees	$2,583,000	$2,780,000
Audit-Related Fees	—	—
Tax Fees	130,291	126,728
All Other Fees	3,870	3,870
Total Fees	$2,717,161	$2,910,598
Audit Fees. Audit fees consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements presented in our annual report on Form 10-K, the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements presented in our quarterly reports on Form 10-Q, and services that PricewaterhouseCoopers normally provides in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. For the years ended December 31, 2019 and December 31, 2018, there were no fees billed by PricewaterhouseCoopers for audit-related services.
Tax Fees. Tax fees for the years ended December 31, 2019 and December 31, 2018 include fees billed by PricewaterhouseCoopers related to tax compliance services.
All Other Fees. For the years ended December 31, 2019 and December 31, 2018, all other fees consisted of fees related to a certain accounting research software product.
The Audit Committee determined that PricewaterhouseCoopers’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee approved all services that PricewaterhouseCoopers provided in the fiscal years ended December 31, 2019 and 2018.

AUDIT COMMITTEE REPORT
The Audit Committee consists of the three directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise is qualified to be a member of the Audit Committee under the NYSE listing requirements.
The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually.
As required by its charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2019, or fiscal 2019, and met with management, as well as with representatives of PricewaterhouseCoopers, the Company’s independent registered public accounting firm, to discuss the audited financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers the matters required to be discussed by the Statement on Auditing Standards 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.
In addition, the Audit Committee received the written disclosures and letter from PricewaterhouseCoopers required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers’s communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers its independence from management and the Company.
Furthermore, in connection with the standards for independence promulgated by the SEC, the Audit Committee reviewed the services provided by PricewaterhouseCoopers, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal 2019 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Members of the Shutterstock, Inc. Audit Committee Jeff Epstein (Chairman) Thomas R. Evans Paul J. Hennessy

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2019 about the securities authorized for issuance under our Amended and Restated 2012 Plan and our 2012 Employee Stock Purchase Plan (the “2012 ESPP”). Each of the Amended and Restated 2012 Plan and the 2012 ESPP was adopted with the approval of our stockholders. In December 2016, the Board determined to suspend the 2012 ESPP unless and until the Board deems it is appropriate, in its sole discretion, to reinstate the plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,103,164(1)	57.45(2)	13,827,757(3)
Equity compensation plans not approved by security holders	—	—	—
Total	2,103,164(1)	57.45(2)	13,827,757(3)
	—	—	—
(1) Consists of 989,485 shares of our Common Stock to be issued upon the exercise of outstanding stock options under the Amended and Restated 2012 Plan and 1,113,679 shares of our Common Stock to be issued upon the vesting of RSUs granted under the 2012 Stock Plan.

(2) Weighted-average exercise price relates to outstanding stock options. RSUs are deemed to have an exercise price of zero and are excluded from the calculation.

(3) The number of shares available for issuance under the Amended and Restated 2012 Plan will increase automatically annually commencing January 1, 2013 by an amount equal to the lesser of 1,500,000 shares of Common Stock, 3% of the outstanding shares of Common Stock as of the last day of the immediately preceding fiscal year, or such other amount as determined by the Board. On January 1, 2019, the shares available for issuance under the Amended and Restated 2012 Plan increased by 1,051,781 shares. The number of shares available for issuance under the 2012 ESPP will increase automatically each year commencing January 1, 2013 by an amount equal to the lesser of 1,000,000 shares of Common Stock, 3% of the outstanding shares of our Common Stock as of the last day of the immediately preceding fiscal year, or such other amount as determined by the Company’s board of directors. On January 1, 2016, the shares available for issuance under the 2012 ESPP increased by 1,000,000 shares. Since December 2016, the Company has not increased the number of shares available for issuance under the 2012 ESPP in accordance with the Board’s determination to suspend the employee stock purchase plan.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the 2020 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Heidi Garfield Senior Vice President, General Counsel and Corporate Secretary
April 24, 2020

SHUTTERSTOCK, INC.
Annual Meeting of Stockholders
June 4, 2020

The undersigned stockholder of Shutterstock, Inc. (the "Company"), revoking any previous proxies related to these shares, hereby appoints Jarrod Yahes and Heidi Garfield together, or either of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of common stock of the Company which the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders of the Company (the "2020 Annual Meeting") to be held via the Internet at http://www.viewproxy.com/ShutterStock/2020/VM/ on Thursday June 4, 2020 at 10:00 a.m., local time, and at any adjournments or postponements thereof (this "Proxy"), upon matters set forth in the Notice of 2020 Annual Meeting of Stockholders and Proxy Statement dated on or about April 24, 2020, a copy of which has been received by the undersigned. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy. All Shareholders who wish to attend the Virtual Meeting, must register at http://www.viewproxy/Shutterstock/2020. The deadline for registration is June 1, 2020 at 11:59 P.M. (EDT).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL" ON PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2020 ANNUAL MEETING.

If you wish to attend the 2020 Annual Meeting, your registration must be received by 11:59 p.m., Eastern Daylight Time, on June 1, 2020. On the day of the meeting, you may log in to the meeting at http://www.viewproxy.com/ShutterStock/2020/VM/ and follow instructions to vote your shares. Please have your Virtual Control Number with you during the meeting in order to vote.

This Proxy is solicited on behalf of the Board of Directors.
(Continued, and to be dated and signed, on the other side)

▲ PLEASE DETACH PROXY CARD HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED HEREIN AND “FOR” PROPOSALS 2 AND 3.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal One. To elect two members to our board of directors to serve as Class II directors, for a three-year term expiring in 2023.

Nominees:	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT
01 Deirdre Bigley 02 Jeffrey Epstein	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the nominee’s name on the line below.

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

VIRTUAL CONTROL NUMBER

→ ☐

	FOR	AGAINST	ABSTAIN
2. Proposal Two. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement.	☐	☐	☐
3. Proposal Three. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

4. In their discretion to vote upon such other matters as may properly come before the meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR ALL” ON PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Please sign and date this Proxy below and return in the enclosed envelope.

I plan on attending the meeting ☐

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date ____________________________, 2020

____
(Signature)

____
(Signature of joint owner)

▲ **PLEASE DETACH PROXY CARD HERE** ▲

VIRTUAL CONTROL NUMBER

→ ☐

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/SSTK

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.